Filed pursuant to Rule 424(b)(5)
Registration No. 333-196641

The information in this pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities in any state where the offer or sale of securities is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 8, 2015

PRELIMINARY PRICING SUPPLEMENT

(To Prospectus dated June 10, 2014 and

Prospectus Supplement dated June 10, 2014)

Senior Medium-Term Notes, Series M

$

    % Senior Notes due

This pricing supplement describes the series of our senior notes that will be issued under our medium-term note program, Series M. We refer to our     % senior notes due         as the “notes.” This pricing supplement supplements the terms and conditions in the prospectus, dated June 10, 2014, as supplemented by the prospectus supplement, dated June 10, 2014 (as so supplemented, together with all documents incorporated by reference, the “Prospectus”), which should be read together with this pricing supplement. The notes are unsecured and rank equally with all of our other unsecured and senior indebtedness outstanding from time to time. We do not intend to list any series of the notes on any securities exchange.

The notes will mature on                 ,         and will be issued in minimum denominations of $1,000 and any larger amount that is a whole multiple of $1,000. Interest on the notes will accrue from                     , 2015. We will pay interest on the notes semiannually in arrears on             and             of each year, beginning                     , 2016. Interest will be paid to the persons in whose name the notes are registered at the close of business on             and             preceding each interest payment date, whether or not a business day. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months. The notes will not be subject to redemption at our option at any time prior to             ,            . If the maturity date or an interest payment date for the notes is not a business day, we will pay principal, premium, if any, and interest for the notes on the next business day, and no interest will accrue from and after the maturity date or interest payment date. The notes are not subject to repayment at the option of the holder at any time prior to maturity and will not be subject to any sinking fund.

Investing in the notes involves risk. See “Risk Factors” beginning on page S-3 of the accompanying prospectus supplement for certain information relevant to an investment in the notes, and the discussion of risk factors contained in our annual, quarterly and current reports filed with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, which are incorporated by reference into this Prospectus.

The notes are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured or guaranteed by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency.

None of the SEC, any state securities commission, the Board of Governors of the Federal Reserve System or any other regulatory body have approved or disapproved of the notes or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public Offering Price(1)	$	$
Agents’ Commissions	$	$
Proceeds (before expenses) to KeyCorp(1)	$	$

(1)	Plus accrued interest, if any, from September , 2015, if settlement occurs after that date.

One of the agents for this offering, KeyBanc Capital Markets Inc., is our affiliate. For more information, see “Supplemental Information Concerning the Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

We expect to deliver the notes to investors through the book-entry delivery system of The Depository Trust Company and its direct participants on or about September     , 2015.

Joint Book-Running Managers

KeyBanc Capital Markets	Goldman, Sachs & Co.	J.P. Morgan	Morgan Stanley

September     , 2015

Pricing Supplement

(i)

ABOUT THIS PRICING SUPPLEMENT

You should rely only on the information contained or incorporated by reference in this Prospectus. We have not, and the agents have not, authorized any person to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it in making a decision about whether to invest in the notes. We are not, and the agents are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since such dates.

Because the notes are part of a series of our debt securities called Medium-Term Notes, Series M, this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus should be read together. Terms used but not defined in this pricing supplement have the meanings given to them in the accompanying prospectus supplement or the accompanying prospectus, unless the context requires otherwise. If there is any inconsistency between the information in this pricing supplement and the accompanying prospectus supplement or prospectus, you should rely on the information in this pricing supplement. Unless otherwise indicated or unless the context requires otherwise, all references in this pricing supplement to “we,” “us,” “our” or similar references mean KeyCorp.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of notes offered hereby for general corporate purposes. The precise uses and timing of such use of the net proceeds of this offering will depend upon our funding requirements and those of our subsidiaries and the availability of other funds. Pending such use of net proceeds, we may invest in highly liquid short-term securities.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our consolidated ratio of earnings to fixed charges for each of the years in the five-year period ended December 31, 2014, and for each of the six-month periods ended June 30, 2015 and 2014. Earnings consist of net income plus provision for income taxes, less income or loss from discontinued operations, net of taxes. Fixed charges consist of consolidated interest expense, excluding or including interest on deposits, as the case may be; and that portion of rental expense that is deemed representative of the interest factor, net of income from subleases.

	Six Months Ended June 30,		Years Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
Ratio of earnings to fixed charges
Excluding deposit interest	7.98	9.37	8.91	8.41	6.33	6.32	4.13
Including deposit interest	5.40	5.63	5.57	4.66	3.33	3.07	1.83

SUPPLEMENTAL INFORMATION CONCERNING

MATERIAL UNITED STATES TAX CONSIDERATIONS

The following supplemental information concerning the notes is intended to be read in conjunction with the statements under “Material United States Tax Considerations” in the accompanying prospectus supplement, which the following information supplements and, if there are any inconsistencies, supersedes.

FATCA

The Foreign Account Tax Compliance Act (“FATCA”) generally imposes a 30% withholding tax on U.S.-source interest payments, beginning on January 1, 2017, and proceeds of a sale or other disposition of interest-bearing obligations of U.S. issuers, in each case made to “foreign financial institutions” (which term includes most foreign hedge funds, private equity funds, mutual funds, securitization vehicles, and other investment vehicles) and certain other foreign entities.

In the case of payments made to a foreign financial institution, as a beneficial owner or as an intermediary, the tax generally will be imposed, subject to certain exceptions, unless such institution (i) enters into (or is otherwise subject to) and complies with an agreement with the U.S. government (a “FATCA Agreement”) or (ii) is required by and complies with applicable foreign law enacted in connection with an intergovernmental agreement between the United States and a foreign jurisdiction (an “IGA”), in either case to, among other things, collect and provide to the U.S. or other relevant tax authorities certain information regarding U.S. account holders of such institution. In the case of payments made to a foreign entity that is not a financial institution (as a beneficial owner), the tax generally will be imposed, subject to certain exceptions, unless such entity provides the withholding agent with a certification that it does not have any “substantial” U.S. owner (generally, any specified U.S. person that directly or indirectly owns more than a specified percentage of such entity) or that identifies its “substantial” U.S. owners. If the notes are held through a foreign financial institution that enters into (or is otherwise subject to) a FATCA Agreement, such foreign financial institution (or, in certain cases, a person paying amounts to such foreign financial institution) generally will be required, subject to certain exceptions, to withhold such tax on payments of interests and proceeds described above made to (x) a person (including an individual) that fails to comply with certain information requests or (y) a foreign financial institution that has not entered into (and is not otherwise subject to) a FATCA Agreement and is not required to comply with FATCA pursuant to applicable foreign law enacted in connection with an IGA. Coordinating rules may limit duplicative withholding in cases where the withholding described in the Prospectus in “Non-U.S. Holders” or “Backup Withholding and Information Reporting” also applies.

If any amount of, or in respect of, U.S. withholding tax were to be deducted or withheld from payments on the notes as a result of a failure by an investor (or by an institution through which an investor holds the notes) to comply with FATCA, neither the issuer nor any paying agent nor any other person would, pursuant to the terms of the notes, be required to pay additional amounts with respect to any notes as a result of the deduction or withholding of such tax. Under certain circumstances, holders might be eligible for refunds or credits of such taxes. Each Non-U.S. holder should consult its own tax advisor regarding the application of FATCA to the ownership and disposition of the notes.

SUPPLEMENTAL INFORMATION CONCERNING THE

PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

On September     , 2015, we entered into an agreement with the agents identified below for the purchase and sale of the notes. We have agreed to sell to each of the agents, and each of the agents has agreed to purchase from us, the principal amount of the notes shown opposite its name below, at the public offering price set forth above.

Name	Principal Amount
KeyBanc Capital Markets Inc.	$
Goldman, Sachs & Co.
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC

Total	$

The agents may sell the notes to certain broker-dealers at the public offering price, less a concession which will not exceed     % of the principal amount of the notes. The agents and those broker-dealers may resell the notes to other broker-dealers at a reallowance discount which will not exceed     % of the principal amount of the notes.

After the initial offering of the notes, these concessions and reallowance discounts may change.

We estimate that the total offering expenses for the notes, excluding the agents’ commissions, will be approximately $            .

Sales outside the United States

Other than in the United States, no action has been taken by us or the agents that would permit a public offering of the notes offered by this pricing supplement in any jurisdiction where action for that purpose is required. The notes offered by this pricing supplement may not be offered or sold, directly or indirectly, nor may this pricing supplement or any other offering material or advertisements in connection with the offer and sale of any such notes be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this pricing supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this pricing supplement. This pricing supplement does not constitute an offer to sell or a solicitation of an offer to buy the notes offered by this pricing supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each agent has represented and agreed, that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer to the public of the notes that are the subject of the offering contemplated by this pricing supplement in that Relevant Member State, other than:

(1) to any legal entity that is a qualified investor as defined in the Prospectus Directive;

(2) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the agents for any such offer; or

(3) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall result in a requirement by us or any agent to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the expression may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each agent has represented and agreed that:

(1) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(2) in relation to any notes which have a maturity of less than one year, (i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell any notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of section 19 of the FSMA by us; and

(3) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

This pricing supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are “qualified investors” within the meaning of Article 2(1)(e) of the Prospectus Directive and that are also (i) “investment professionals” falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order or (iii) persons to whom it may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”). This pricing supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this pricing supplement relates is available only to relevant persons and will be engaged in only with relevant persons.

Hong Kong

The notes may not be offered or sold in Hong Kong by means of any document other than (1) to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, (3) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), or (4) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong). No

advertisement, invitation or document relating to the notes has been issued or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securties laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the\ meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This pricing supplement has not been registered with the Registrar of Companies in Hong Kong, nor has it been reviewed or approved by the regulatory authorities including Securities and Futures Commissions and the Companies Registry of Hong Kong. Accordingly, this pricing supplement may not be issued, circulated or distributed in Hong Kong, and the securities may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the securities will be required, and is deemed by the acquisition of the securities, to confirm that he is aware of the restriction on offers of the securities described in this offering circular and the relevant offering documents and that he is not acquiring, and has not been offered any securities in circumstances that contravene any such restrictions.

The information relating to the offering contained herein may not be used other than by the person to whom it is addressed and may not be reproduced in any form or transferred to any person in Hong Kong.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended, the “Financial Instruments and Exchange Law”) and disclosure under the FIEA has not been and will not be made with respect to the notes. Accordingly, each dealer has agreed, and each subsequent dealer appointed under the program will be required to agree, that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any Japanese person, or to others for reoffering or resale, directly or indirectly, in Japan or to, or for the benefit of, any Japanese person except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA Financial Instruments and Exchange Act and all other applicable Japanese laws, regulations and governmental guidelines of Japan promulgated by the relevant Japanese governmental and regulatory authorities and in effect at the relevant time. For the purposes of this paragraph, “Japanese person” means any person who is a resident of Japan, including any corporation or other entity organized under the laws of Japan.

Singapore

This pricing supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (2) to a relevant person pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 239(1) of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, securities (as defined in Section 239(1) of the SFA) debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A), or Section 276(4)(i)(B) of the SFA, (2) where no consideration is or will be given for the transfer, (3) where the transfer is by operation of law; (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments)(Shares and Debentures) Regulations 2005 of Singapore.

Conflicts of Interest

Because KeyBanc Capital Markets Inc., our affiliate, is a joint book-running manager, this offering is being conducted in compliance with FINRA Rule 5121. Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering, and KeyBanc Capital Markets Inc. is not permitted to sell notes in this offering to accounts over which it exercises discretionary authority without the prior specific written approval of the account holder.

PROSPECTUS SUPPLEMENT

(To Prospectus dated June 10, 2014)

Senior Medium-Term Notes, Series M

Subordinated Medium-Term Notes, Series N

Due 9 Months or More From Date of Issue

We may use this prospectus supplement to offer our medium-term notes from time to time. The specific terms of each note offered will be included in a pricing supplement. Unless the applicable pricing supplement specifies otherwise, it will have the following general terms:

•	Ranking as our senior or subordinated indebtedness

•	Stated maturities of 9 months or more from date of issue

•	Redemption and/or repayment provisions, whether mandatory, at our option, at the option of the holders or none at all

•	Payments in U.S. dollars or one or more foreign currencies

•	Book-entry (through The Depository Trust Company) or certificated form

•	Interest payments on fixed rate notes on a semiannual basis

•	Interest payments on floating rate notes on a monthly, quarterly, semiannual or annual basis

•	Interest at fixed or floating interest rates or as zero coupon notes without periodic interest payments. We may base the floating interest rate on one or more of the following indices plus or minus a spread and/or multiplied by a spread multiplier, or such other interest basis or interest rate formula as we may specify in the applicable pricing supplement

• Certificate of Deposit Rate (“CD Rate”)	• Euro Interbank Offered Rate (“EURIBOR”)
• Constant Maturity Swap Rate (“CMS Rate”)	• Federal Funds Rate
• Constant Maturity Treasury Rate (“CMT Rate”)	• London Interbank Offered Rate (“LIBOR”)
• Commercial Paper Rate	• Prime Rate
• Eleventh District Cost of Funds Rate	• Treasury Rate

•	The notes may be issued at a discount from the principal amount payable at maturity, resulting in Index notes.

We will specify the final terms for each note in the applicable pricing supplement, which may be different from the terms described in this prospectus supplement.

Investing in the notes involves risk. See “Risk Factors” beginning on page S-3 in this prospectus supplement for certain information relevant to an investment in the notes, and the discussion of risk factors contained in our annual, quarterly and current reports filed with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

The notes are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency.

None of the SEC, any state securities commission, or any other governmental agency has approved or disapproved of the notes or passed upon the adequacy or accuracy of this prospectus supplement, the accompanying prospectus or any pricing supplement. Any representation to the contrary is a criminal offense.

We may sell the notes to the agents listed below (the “Agents”) as principals for resale at varying or fixed offering prices or through the Agents using their reasonable best efforts on our behalf. We may also sell notes directly to investors on our own behalf or appoint other Agents. If we use Agents, commissions payable in respect of sales of notes will be specified in the applicable pricing supplement.

Because our affiliate, KeyBanc Capital Markets Inc., may be participating in sales of the notes, the offering is being conducted in compliance with Financial Industry Regulatory Authority (“FINRA”) Rule 5121. Each offering of the notes will be conducted in compliance with the applicable requirements of FINRA Rule 5121. See “Plan of Distribution (Conflicts of Interest).”

J.P. Morgan

BofA Merrill Lynch	Barclays Capital
Citigroup	Credit Suisse
Deutsche Bank Securities	Goldman, Sachs & Co.
Keefe, Bruyette & Woods	KeyBanc Capital Markets
Morgan Stanley	RBS
Sandler O’Neill + Partners, L.P.	UBS Investment Bank
Wells Fargo Securities

June 10, 2014

We have not, and the Agents and their affiliates have not, authorized any other person to provide you with different or additional information or to make any representation not contained in this prospectus supplement, the accompanying prospectus and any pricing supplement. We do not, and the Agents and their affiliates do not, take any responsibility for, and can provide no assurances as to, the reliability of any information that others may provide you. We are not, and the Agents are not, making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in or incorporated by reference in this prospectus supplement, the accompanying prospectus, any pricing supplement and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since such dates.

This prospectus supplement, the accompanying prospectus, any pricing supplement and the documents incorporated by reference herein and therein should be read together. If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement to “we,” “us,” “our” or similar references mean KeyCorp.

Prospectus Supplement

- ii -

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement sets forth certain terms of the notes that we may offer, and it supplements the general information contained in the accompanying prospectus. This prospectus supplement supersedes the accompanying prospectus to the extent that it contains information which differs from the information in the accompanying prospectus.

Each time we issue notes, we will provide a pricing supplement to this prospectus supplement. The pricing supplement will contain the specific description of the notes that we are offering and the terms of the offering. The pricing supplement will supersede this prospectus supplement and the accompanying prospectus to the extent that it contains information which differs from the information contained in this prospectus supplement or the accompanying prospectus.

In making your investment decision, it is important for you to read and consider all information contained in this prospectus supplement, the accompanying prospectus, the applicable pricing supplement and the documents incorporated by reference herein and therein. You should also read and consider the information contained in the documents identified under the heading “Where You Can Find More Information” of the accompanying prospectus.

- iii -

SUMMARY

This section summarizes the legal and financial terms of the notes that are described in more detail in “Description of Notes” beginning on page S-11. Final terms of any particular notes will be determined at the time of sale and will be contained in the pricing supplement relating to those notes. The terms in that pricing supplement may vary from and supersede the terms contained in this summary and in “Description of Notes.” This summary is not complete and does not contain all the information that you should consider before investing in the notes. You should read the applicable pricing supplement, this entire prospectus supplement and the accompanying prospectus carefully, especially the risks of investing in the notes set forth under the caption “Risk Factors” beginning on page S-3, to determine whether an investment in the notes is appropriate for you.

Issuer	KeyCorp.

Description	Senior Medium-Term Notes, Series M, and Subordinated Medium-Term Notes, Series N.

Amount	We may issue an unspecified amount of notes in connection with these series. The notes will not contain any limitations on our ability to issue additional indebtedness with terms similar to the notes or otherwise.

Denominations	Unless otherwise stated in the applicable pricing supplement, the minimum denomination of the notes will be $1,000 and any larger amount that is a whole multiple of $1,000.

Ranking	The Series M notes will rank equally with all of our other unsecured and unsubordinated indebtedness that is not accorded a priority under applicable law. The Series N notes will be subordinated in right of payment to the prior payment in full of our senior indebtedness and, in certain insolvency events, other senior obligations as defined and described in the indenture for the notes. See “Description of Notes — General.”

Maturity	Unless otherwise specified in the applicable pricing supplement, each note will mature on a stated maturity date nine months or more from its date of issue. Notes may be renewable or extendible.

Interest

Each note will bear interest from its issue date at a fixed or floating interest rate or as zero coupon notes without cash interest as specified in the applicable pricing supplement. We may base the floating interest rate on one or more of the following indices, plus or minus an applicable spread and/or multiplied by a spread multiplier, or such other interest basis or interest rate formula as we may specify in the applicable pricing supplement: CD Rate, CMS Rate, CMT Rate, Commercial Paper Rate, Eleventh District Cost of Funds Rate, EURIBOR, the Federal Funds Rate, LIBOR, Prime Rate, Treasury Rate, or another negotiated interest rate basis or formula. Interest on each note will be payable either monthly, quarterly, semiannually or annually on each specified interest payment date and on the stated maturity date. Accrued interest will also be paid on the date of redemption or repayment if a note is redeemed or repurchased prior to its stated maturity in accordance with its terms. We may also issue indexed notes.

Principal	The principal amount of each note will be payable on its stated maturity date or, if applicable, upon earlier redemption or repayment at the corporate trust office of the paying agent or at any other place we may designate.

Redemption and Repayment	We will indicate in the applicable pricing supplement for a note whether we will have the option to redeem the note before its stated maturity and the price or prices at which, and date or dates on which, redemption may occur. The pricing supplement relating to a note will also indicate whether you will have the option to elect repayment by us prior to the stated maturity and the price and the date or dates on which repayment may occur.

Book Entry	We expect that we will issue notes in book-entry form only and will clear through The Depository Trust Company. We may, but do not intend to issue notes in certificated form.

Paying Agent	The paying agent for the notes is Deutsche Bank Trust Company Americas.

Use of Proceeds	Except as may be described otherwise in a pricing supplement, we will use the net proceeds from the sale of the notes for general corporate purposes, including investments in and advances to our bank and nonbank subsidiaries, reduction of outstanding borrowings or indebtedness, investments and financing possible future acquisitions including, without limitation, the acquisition of banking and nonbanking companies and financial assets and liabilities. All or a portion of the net proceeds from the sale of notes may also be used to finance, in whole or in part, our repurchase of common shares pursuant to any share repurchase program, and additional securities repurchases undertaken from time to time. Pending such use, we may temporarily invest the net proceeds in short term investments. The precise amounts and timing of the application of proceeds will vary with liquidity and funding requirements.

Risk Factors	See “Risk Factors” in this prospectus supplement and the other information in the applicable pricing supplement, this prospectus supplement, the accompanying prospectus and our reports incorporated by reference herein and therein for a discussion of factors you should carefully consider before deciding to invest in the notes.

The principal executive office and mailing address of KeyCorp is 127 Public Square, Cleveland, Ohio 44114-1306. Our telephone number is (216) 689-3000.

RISK FACTORS

Your investment in the notes is subject to certain risks, especially if the notes involve in some way a foreign currency. This prospectus supplement does not describe all of the risks of an investment in the notes, including, among others, risks that will arise if the notes are denominated in a currency other than U.S. dollars or if the return on the notes is linked to one or more interest rate or currency indices or formulas. You should consult your own financial and legal advisors about the risks entailed by an investment in the notes and the suitability of your investment in the notes in light of your particular circumstances. The notes are not an appropriate investment for investors who are unsophisticated, including with respect to foreign currency transactions or transactions involving the type of index or formula used to determine amounts payable. Before investing in the notes, you should carefully read this prospectus supplement, carefully consider the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2013 and the discussion set forth in the section titled “Supervision and Regulation” in Part I, Item 1. Business thereof, any risk factors set forth in our other filings with the SEC, and pay special attention to the risk factors set forth below.

The information set forth in this prospectus supplement is directed to prospective purchasers of the notes who are United States residents. Prospective purchasers who are residents of countries other than the United States should consult their own advisers regarding any matters that may affect the purchase or holding of, or receipt of payments of principal, premium or interest on, the notes. Any pricing supplement relating to the notes having a specified currency other than U.S. dollars will contain a description of any material exchange controls affecting such currency and any other required information concerning such currency.

The Notes Are Structurally Subordinated to Debt of Our Subsidiaries.

We are an entity separate and distinct from KeyBank (as defined below) and our other subsidiaries. Because we are a holding company, our rights and the rights of our creditors, including the holders of the notes, to participate in the distribution or allocation of the assets of any subsidiary during its liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors, unless we are an unsubordinated creditor with recognized claims against the subsidiary. Any capital loans that we make to our bank subsidiary, KeyBank National Association (“KeyBank”) would be subordinate in right of payment to deposits and to other indebtedness of KeyBank. Claims from creditors (other than us) against the subsidiaries may include long-term and medium-term debt and substantial obligations related to deposit liabilities, federal funds purchased, securities sold under repurchase agreements, and other secured and unsecured borrowings. The notes are not obligations of, nor guaranteed by, our subsidiaries. The indentures relating to the notes do not limit our ability or the ability of our subsidiaries to issue or incur additional debt or preferred stock.

Payments Related to the Notes Will Be Dependent Upon Our Subsidiaries.

Our ability to make payments on the notes depends on our receipt of dividends, loan payments and other funds from our subsidiaries. The payment of dividends by our bank subsidiary and other payments are limited by law, and may be restricted further by regulatory action.

Subordinated Notes Have Limited Acceleration Rights.

Holders of subordinated notes have the right to accelerate payment of indebtedness only upon our bankruptcy or insolvency, or the receivership or conservatorship of KeyBank. In addition, the holders of senior notes and other senior indebtedness may declare such indebtedness in default and accelerate the due date of such indebtedness if an event of default occurs and is continuing. Any such acceleration of our senior indebtedness may adversely impact our ability to pay obligations on subordinated notes.

You May Not Be Able to Sell Your Notes if an Active Trading Market for the Notes Does Not Develop.

There is currently no secondary market for any of the notes. The Agents currently intend to make a market in the notes. However, they are not obligated to do so, and they may discontinue their market-making activities at any time without notice. Additionally, certain of the Agents may be restricted in their market-making activities. Even if a secondary market for the notes does develop, it may not be liquid and may not continue for the term of the notes. If the secondary market for the notes is limited, there may be few buyers should you choose to sell your notes prior to maturity and this may reduce your ability to sell the notes and the price you may be able to realize in a sale.

We May Choose to Redeem the Notes when Prevailing Interest Rates Are Relatively Low, and You Will Have Reinvestment Risks.

If your notes are redeemable at our option, we may choose to redeem your notes from time to time, especially when prevailing interest rates are lower than the rate borne by the notes. If prevailing rates are lower at the time of redemption, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the notes being redeemed. Our redemption right also may adversely impact your ability to sell your notes as the optional redemption date or period approaches.

The Trading Value of the Notes May Be Less than the Purchase Price of the Notes.

The market for, and value of, the notes may be affected by a number of factors. These factors include, but are not limited to:

•	our financial performance;

•	our debt credit ratings;

•	the level of liquidity of the notes;

•	the time remaining to maturity of the notes;

•	the aggregate amount outstanding of the relevant notes;

•	any redemption features of the notes;

•	the market for similar securities; and

•	the level, direction, and volatility of market interest rates generally.

The only way to liquidate your investment in the notes prior to maturity will be to sell the notes. At that time, there may be an illiquid market for the notes or no market at all.

Changes in Our Credit Ratings May Affect the Value of the Notes.

Credit ratings are an assessment by third party credit ratings service of our ability to pay our obligations as they become due and the default risks of notes. Consequently, actual or anticipated changes in our credit ratings may affect the market value of the notes we have issued. Furthermore, financial regulatory reforms required by the Dodd-Frank Wall Street and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) affect the manner of disclosure of credit ratings, the type of rating provided, and the use of credit ratings in evaluation of securities by investors; these factors could likewise affect the trading value of the notes. Because your return on the notes depends upon factors in addition to our ability to pay our obligations, a change in our credit ratings will not change the other investment risks related to the notes. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time.

Hedging Activities May Affect Our Return at Maturity and the Market Value of the Notes.

Hedging activities may affect trading in the notes. At any time, we or our affiliates may engage in hedging activities contemporaneously with an offering of the notes. This hedging activity, in turn, may increase or decrease the value of the notes. In addition, we or our affiliates may acquire a long or short position in the notes from time to time. All or a portion of these positions may be liquidated at or about the time of the maturity date of the notes. The aggregate amount and the composition of these positions are likely to vary over time. We have no reason to believe that any of our activities will have a material effect on the notes. However, we cannot assure you that our activities or the activities of our affiliates will not affect the prices at which you may sell your notes.

The Amount of Interest We May Pay on the Notes May Be Limited by State Law.

New York law governs the notes. New York usury laws limit the amount of interest that can be charged and paid on loans, including debt securities like the notes. Under present New York law, the maximum permissible rate of interest is 25% per year on a simple interest basis. This limit may not apply to notes in which $2,500,000 or more has been invested. Floating rate notes may not have a stated rate of interest and may exceed this limit. While we believe that a state or federal court sitting outside of New York may give effect to New York law, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We do not intend to claim the benefits of any laws other than New York law concerning usurious rates of interest.

Changes in Exchange Rates and Exchange Controls Could Result in a Substantial Loss to You.

If you invest in foreign currency notes and currency indexed notes, your investment will be subject to significant risks not associated with investments in debt instruments denominated in U.S. dollars or U.S. dollar-based indices.

Such risks include, but are not limited to:

•	market changes from time to time in rates of exchange between the U.S. dollar and your payment currency, which changes may be volatile and significant;

•	the possibility of significant changes in rates of exchange between U.S. dollar and the specified currency resulting from official redenomination relating to your payment currency;

•	the possibility of the imposition or modification of foreign exchange controls by either the United States or foreign governments; and

•	the possibility of volatility and significant changes in the rates of exchange between the U.S. dollar and your payment currency as a result of the sovereign debt difficulties experienced by a variety of countries, including certain countries that are part of the European Union, which could relate to events in currencies other than the U.S. dollar or your payment currency.

Such risks generally depend on factors over which KeyCorp has no control and which cannot be readily foreseen such as:

•	economic events;

•	political events; and

•	the supply of, and demand for, the relevant currencies.

In recent years, rates of exchange between the U.S. dollar and certain foreign currencies have been volatile. This volatility may continue in the future. Past fluctuations in any particular exchange rate are not necessarily indicative of fluctuations that may occur in the rate during the term of the note. Fluctuations in exchange rates against the U.S. dollar could result in a decrease in the U.S. dollar-equivalent value of the principal or any premium payable at maturity of your notes and, generally, in the U.S. dollar-equivalent market value of your notes. The currency risks with respect to your foreign currency notes or currency indexed notes may be further described in the applicable pricing supplement.

Foreign exchange rates can either float, float based on an index or reference currency or be fixed by sovereign governments. Governments, however, often use a variety of techniques, such as intervention by that country’s central bank, or the imposition of regulatory controls or taxes, to affect the exchange rate of their currencies. Governments also may issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by the devaluation or revaluation of a currency. Significant differences may exist between government specified exchange rates and market exchange rates. Thus, an important risk in purchasing foreign currency notes or currency indexed notes for U.S. dollar-based investors is that their U.S. dollar-equivalent yields could be affected by governmental actions that could change or interfere with currency valuation that was previously freely determined, fluctuations in response to other market forces and the movement of currencies across borders. We will make no adjustment or change in the terms of the foreign currency notes or currency indexed notes if exchange rates become fixed, or if any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes occur, or other developments, affecting the U.S. dollar or any applicable currency occur.

The exchange rate agent will make all calculations relating to your foreign currency notes or currency indexed notes. All such determinations will, in the absence of clear error, be binding on holders of the notes.

For notes with a specified currency other than U.S. dollars, we may include in the applicable pricing supplement information concerning historical exchange rates for that currency against the U.S. dollar and a brief description of any relevant exchange controls.

The Unavailability of Currencies Could Result in a Substantial Loss to You.

Except as set forth below, if payment on a note is required to be made in a specified currency other than U.S. dollars and such currency is:

•	unavailable due to the imposition of exchange controls or other circumstances beyond our control;

•	no longer used by the government of the country issuing such currency; or

•	no longer used for the settlement of transactions by public institutions of the international banking community,

then all payments on such note shall be made in U.S. dollars until such currency is again available or so used. The amounts so payable on any date in such currency shall be converted into U.S. dollars on the basis of the most recently available market exchange rate for such currency or its successor currency or as otherwise indicated in the applicable pricing supplement. Any payment on such note made under such circumstances in U.S. dollars will not constitute an event of default under the applicable indenture.

If the specified currency of a note is officially redenominated, other than as a result of the European Monetary Union, such as by an official redenomination of any such specified currency that is a composite currency, then our payment obligations on such note will be the amount of redenominated currency that represents the amount of our obligations immediately before the redenomination. The notes will not provide for any adjustment to any amount payable under such notes as a result of:

•	any change in the value of the specified currency of such notes relative to any other currency due solely to fluctuations in exchange rates; or

•	any redenomination of any component currency, unless such composite currency is itself officially redenominated.

Currently, there are limited facilities in the United States for conversion of U.S. dollars into foreign currencies, and vice versa. In addition, banks do not generally offer non-U.S. dollar-denominated checking or savings account facilities in the United States. Accordingly, payments on notes in a currency other than U.S. dollars will be made from an account at a bank located outside the United States, unless otherwise specified in the applicable pricing supplement.

Judgments in a Foreign Currency Could Result in a Substantial Loss to You.

The indentures and the notes, except to the extent specified otherwise in a pricing supplement, will be governed by, and construed in accordance with, the laws of the State of New York. As a holder of notes, you may bring an action based upon an obligation payable in a currency other than U.S. dollars in courts in the United States. However, courts in the United States have not customarily rendered judgments for money damages denominated in any currency other than U.S. dollars. In addition, it is not clear whether, in granting such judgment, the rate of conversion would be determined with reference to the date of default, the date judgment is rendered or any other date. However, the Judiciary Law of the State of New York provides that an action based upon an obligation payable in a currency other than U.S. dollars will be rendered in the foreign currency of the underlying obligation and converted to U.S. dollars at an exchange rate prevailing on the date the judgment or decree is entered. In these cases, holders of foreign currency notes would bear the risk of exchange rate fluctuations between the time the dollar amount of this judgment is calculated and the time U.S. dollars were paid to the holders.

The Risk of Loss to You as a Result of Linking Principal or Interest on Payments on Indexed Notes to an Index Can Be Substantial.

An investment in indexed notes entails significant risks that are not associated with similar investments in a conventional fixed-rate debt security. The interest rate of an indexed note may be less than that on a conventional fixed-rate debt security issued at the same time, including the possibility that no interest will be paid. In certain circumstances, the amount of the principal and/or premium, if any, payable on an indexed note may be less than the original purchase price of the indexed note if allowed under the terms of the notes, including the possibility that no amount will be paid. We cannot assure you that there will be a secondary market for indexed notes or of the liquidity of the secondary market if one develops. The secondary market, if any, for indexed notes will be affected by a number of factors, independent of our creditworthiness and the value of the applicable currency, commodity, security or interest rate index, including:

•	the volatility of the applicable currency, commodity, security or interest rate index;

•	the time remaining to the maturity of the notes;

•	the amount outstanding of the notes; and

•	market interest rates.

The value of the applicable currency, commodity, security or interest rate index depends on a number of interrelated factors, including economic, financial and political events over which we have no control. Additionally, if the formula used to determine the amount of principal, premium, if any, or interest payable on indexed notes contains a multiple or leverage factor, the effect of any change in the applicable currency, commodity, security or interest rate index will be increased. The historical experience of the relevant currencies, commodities, securities or interest rate indices should not be taken as an indication of future performance of the currencies, commodities, securities, or interest rate indices during the term of any indexed note. Any credit ratings assigned to the notes reflect our credit status and in no way reflect the potential impact of the factors discussed above, or any other factors, on the market value of the notes.

FORWARD-LOOKING STATEMENTS

From time to time, we have made or will make forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements usually can be identified by the use of words such as “goal,” “objective,” “plan,” “expect,” “anticipate,” “intend,” “project,” “believe,” “estimate,” or other words of similar meaning. Forward-looking statements provide our current expectations or forecasts of future events, circumstances, results or aspirations. Our disclosures in this prospectus supplement and the accompanying prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. We may also make forward-looking statements in any applicable pricing supplement and in our other documents filed or furnished with the SEC. In addition, we may make forward-looking statements orally to analysts, investors, representatives of the media and others.

Forward-looking statements are not historical or current facts and, by their nature, are subject to assumptions, risks and uncertainties, many of which are outside of our control. Our actual results may differ materially from those set forth in our forward-looking statements. There is no assurance that any list of risks and uncertainties or risk factors is complete. Factors that could cause actual results to differ from those described in forward-looking statements include, but are not limited to:

•	deterioration of commercial real estate market fundamentals;

•	defaults by our loan counterparties or clients;

•	adverse changes in credit quality trends;

•	declining asset prices;

•	changes in local, regional and international business, economic or political conditions;

•	the extensive and increasing regulation of the U.S. financial services industry;

•	changes in accounting policies, rules and interpretations;

•	increasing capital and liquidity standards under applicable regulatory rules;

•	unanticipated changes in our liquidity position, including but not limited to, changes in the cost of liquidity, our ability to enter the financial markets and to secure alternative funding sources;

•	our ability to receive dividends and payments from our subsidiary, KeyBank;

•	downgrades in our credit ratings or those of KeyBank;

•	breaches of security or failures of our technology systems due to technological or other factors and cybersecurity threats;

•	operational or risk management failures by us or critical third-parties;

•	adverse judicial proceedings;

•	the occurrence of natural or man-made disasters or conflicts or terrorist attacks;

•	a reversal of the U.S. economic recovery due to financial, political or other factors;

•	our ability to anticipate interest rate changes and manage interest rate risk;

•	deterioration of economic conditions in the geographic regions where we operate;

•	the soundness of other financial institutions;

•	our ability to attract and retain talented executives and employees and to manage our reputational risks;

•	our ability to timely and effectively implement our strategic initiatives;

•	increased competitive pressure due to industry consolidation;

•	unanticipated adverse effects of acquisitions and dispositions of assets or businesses;

•	our ability to develop and effectively use the quantitative models we rely upon in our business planning; and

•	other risks and uncertainties discussed in: (a) the section “Supervision and regulation” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014; and (b) Part I, Item 1. Business under the heading “Supervision and Regulation” and Item 1A. Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2013.

Any forward-looking statements made by us or on our behalf speak only as of the date they are made, and we do not undertake any obligation to update any forward-looking statement to reflect the impact of subsequent events or circumstances.

KEYCORP

KeyCorp, organized in 1958 under the laws of the State of Ohio, is headquartered in Cleveland, Ohio. We are a bank holding company under the Bank Holding Company Act of 1956, as amended, and are one of the nation’s largest bank-based financial services companies, with consolidated total assets of $90.8 billion at March 31, 2014. KeyCorp is the parent holding company for KeyBank, our principal subsidiary, through which most of our banking services are provided. Through KeyBank and certain other subsidiaries, we provide a wide range of retail and commercial banking, commercial leasing, investment management, consumer finance and investment banking products and services to individual, corporate and institutional clients through two major business segments: Key Community Bank and Key Corporate Bank.

As of March 31, 2014, these services were provided across the country through KeyBank’s 1,027 full-service retail banking branches and a network of 1,330 automated teller machines in twelve states, as well as additional offices, online and mobile banking capabilities, and a telephone banking call center. We had a daily average of 14,055 full-time equivalent employees during the three months ended March 31, 2014.

In addition to the customary banking services of accepting deposits and making loans, our bank and trust company subsidiaries offer personal, securities lending and custody services, personal financial services, access to mutual funds, treasury services, investment banking and capital markets products, and international bank services. Through our bank, trust company and registered investment adviser subsidiaries, we provide investment management services to clients that include large corporate and public retirement plans, foundations and endowments, high-net-worth individuals and multi-employer trust funds established for providing pension or other benefits to employees.

We provide other financial services — both within and outside of our primary banking markets — through various nonbank subsidiaries. These services include community development financing, securities underwriting and brokerage. We also provide merchant services to businesses directly and through an equity participation in a joint venture.

Our principal office and mailing address is 127 Public Square, Cleveland, Ohio 44114-1306. Our telephone number is (216) 689-3000.

USE OF PROCEEDS

Except as may be described otherwise in a pricing supplement, we will use the net proceeds from the sale of the notes for general corporate purposes, including investments in and advances to our bank and nonbank subsidiaries, reduction of borrowings or indebtedness, investments and financing possible future acquisitions including, without limitation, the acquisition of banking and nonbanking companies and financial assets and liabilities. All or a portion of the net proceeds from the sale of notes may also be used to finance, in whole or in part, our repurchase of common shares pursuant to any share repurchase program and additional securities repurchases undertaken from time to time.

Pending such use, we may temporarily invest the net proceeds in short term investments. The precise amounts and timing of the application of proceeds will depend upon our liquidity and funding requirements.

DESCRIPTION OF NOTES

The following is a description of certain terms of the notes offered hereby which does not purport to be complete in all respects. This description is subject to, and qualified in its entirety by reference to, the indentures referred to below. The particular terms of the notes sold under any pricing supplement will be described in that pricing supplement. The terms and conditions stated in this section will apply to each note unless the applicable pricing supplement indicates otherwise. References to interest payments and interest-related information do not apply to the zero coupon notes defined below.

General

The Series M notes will be issued under an indenture dated as of June 10, 1994, as supplemented from time to time (the “senior indenture”), between us and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as trustee. The Series N notes will be issued by us under an indenture dated as of June 10, 1994, as supplemented from time to time (the “subordinated indenture”), also between us and Deutsche Bank Trust Company Americas, as trustee. Forms of the indentures have been filed with the SEC and are incorporated by reference or included in the registration statement on Form S-3 (Registration No. 333-196641) under the Securities Act of 1933, as amended (the “Act”), of which this prospectus supplement and the accompanying prospectus are a part.

We will refer to the senior indenture and the subordinated indenture together as the “indentures” and each as an “indenture.” The indentures are subject to and governed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). Deutsche Bank Trust Company Americas is hereinafter referred to as the “senior trustee” when referring to it in its capacity as trustee under the senior indenture, as the “subordinated trustee” when referring to it in its capacity as trustee under the subordinated indenture, and as the “trustee” when referring to it in its capacity under both of the indentures.

Because this section is a summary, it does not describe every aspect of the notes and the indentures. We urge you to read the indenture that is applicable to you because it, and not this description, defines your rights as a holder of notes. For example, in this section, we use capitalized words to signify terms that are specifically defined in the indentures. Some of the definitions are repeated in this prospectus supplement, but for the rest you will need to read the indentures. We have filed the form of each indenture as an exhibit to the registration statement that we have filed with the SEC. See “Where You Can Find More Information” in the accompanying prospectus on how to obtain a copy of the indentures.

The notes are our direct, unsecured obligations. Series M notes issued under our senior indenture will rank equally with all of our other unsecured and unsubordinated indebtedness that is not accorded a priority under applicable law. Series N notes issued under our subordinated indenture will be subordinated in right of payment to the prior payment in full of our Senior Indebtedness and, in certain insolvency events, our Other Senior Obligations.

The Series M notes constitute a single series for purposes of the senior indenture (separate from our other series of senior medium-term notes) and the aggregate principal amount of such series is not limited. At March 31, 2014, our total Senior Indebtedness was $2,846,015,458.70 billion.

The Series N notes constitute a single series for purposes of the subordinated indenture (separate from our other series of subordinated medium-term notes). At March 31, 2014, we also had outstanding $405,086,250.61 of subordinated debt securities, consisting of $162 million of 0.987% Subordinated Notes due 2028; $106 million of 6.875% Subordinated Notes due 2029 and $137 million of 7.75% Subordinated Notes due 2029.

The indentures do not limit the amount of our notes or other debt obligations that may be issued thereunder.

The notes (other than the amortizing notes) will not be subject to any sinking fund, unless otherwise specified in the applicable pricing supplement. In no event will subordinated notes have sinking funds.

We will offer the notes on a continuous basis as senior notes or subordinated notes. The pricing supplement for each offering of notes will contain the specific information and terms for that offering. If any information in the pricing supplement, including any changes in the method of calculating interest on any note, is inconsistent with this prospectus supplement, you should rely on the information in the pricing supplement. The pricing supplement may also add, update or change information contained in the prospectus and this prospectus supplement. It is important for you to consider the information contained in the accompanying prospectus, this prospectus supplement and the applicable pricing supplement, together with the information incorporated herein and therein by reference, in making your investment decision.

We may from time to time, without your consent, reopen an outstanding tranche of notes and issue additional notes having the same terms as conditions as such outstanding notes (or the same terms and conditions except for the offering price, issue date and amount of the first interest payment).

General Terms of Notes. Unless the applicable pricing supplement states otherwise:

•	the Series M notes will mature on a business day that is nine (9) months or more from the date of issue, but a note paying interest at the Commercial Paper Rate will mature after at least nine months and one day from its date of issue;

•	the Series N notes will mature after at least five years from their date of issue;

•	we will pay interest on fixed rate notes semi-annually;

•	if the maturity date of any note or the interest payment date of any note (other than a floating rate note) specified in the applicable pricing supplement for such note is a day that is not a business day, interest, principal and premium, if any, will be paid on the next day that is a business day with the same force and effect as if made on the maturity date or the interest payment date, as the case may be, and no interest on that payment will accrue for the period from and after that maturity date or the interest payment date, as the case may be;

•	holders will not be able to elect to have their notes repaid before the maturity date;

•	we will issue the notes, other than the foreign currency notes, in U.S. dollars;

•	we will issue the notes, other than the foreign currency notes, in fully registered form and in authorized denominations of $1,000 or any integral multiple of $1,000 and we will designate the authorized denominations of foreign currency notes in the applicable pricing supplement;

•	the principal, premium, and interest, if any, payable at maturity or at redemption on each note will be paid in immediately available funds when the note is presented at the corporate trust office of the paying agent; and

•	we will issue the notes as global notes registered in the name of a nominee of The Depository Trust Company, as depositary. We will refer to these notes as global notes in this prospectus supplement. We can also issue the notes in definitive registered form, without coupons, otherwise known as a certificated note, as would be described in the applicable pricing supplement.

Pricing Supplements. The applicable pricing supplement relating to each note will describe the following:

•	whether the note is a senior note or a subordinated note;

•	whether the note is being issued at a price other than 100% of its principal amount;

•	the principal amount of the note;

•	the date on which the note will be issued;

•	the date on which the note will mature;

•	whether the note is a fixed rate note, a floating rate note, or a zero coupon note;

•	any additional terms applicable to any foreign currency notes with respect to the payment of principal and any premium or interest for that note;

•	the annual rate at which the note will bear interest and the interest payment date and regular record date, if different from those described below;

•	whether the note is an original issue discount note, and if so, any additional provisions and disclosure relating to this feature of the note;

•	whether the note may be redeemed at our option, and any provisions and disclosure relating to redemption of the note;

•	whether the note will be represented by a certificated note and any provisions and disclosure relating to this feature of the note;

•	the authorized denominations of foreign currency notes; and

•	any other terms of the note consistent with the provisions of the applicable indenture.

You must pay the purchase price of the notes in immediately available funds.

We may from time to time, without the consent of existing note holders, issue additional notes having the same terms and conditions (including maturity and interest payment terms) as notes previously issued pursuant to this prospectus supplement in all respects, except for the issue date, issue price and the first payment of interest. Additional notes issued in this manner will be fungible with the previously issued notes to the extent specified in the applicable pricing supplement. No additional notes may be issued in a particular series if an Event of Default (as defined in the respective indenture) has occurred and is continuing with respect to that series.

Unless otherwise defined in the pricing supplement, (i) “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to be closed in The City of New York; provided, however, that, with respect to foreign currency notes, such day is also not a day on which commercial banks are authorized or required by law, regulation or executive order to be closed in the principal financial center (as defined) of the country issuing the specified currency (or, if the specified currency is the euro and for EURIBOR notes, such day is also a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open, which we refer to as a “TARGET business day”); provided, further, that, with respect to notes as to which LIBOR is an applicable interest rate basis, such day is also a London business day; (ii) “London business day” means a day on which commercial banks are open for business (including dealings in the designated LIBOR currency) in London; and (iii) “principal financial center” means (1) the capital city of the country issuing the specified currency or (2) the capital city of the country to which the designated LIBOR currency relates, as applicable, except, in the case of (1) or (2) above, that with respect to United States dollars, Australian dollars, Canadian dollars, euro, New Zealand dollars, South African rand and Swiss francs, the “principal financial center” shall be The City of New York and (solely in the case of the specified currency) Sydney, Toronto, London (solely in the case of the designated LIBOR currency), Wellington, Johannesburg and Zurich, respectively.

Interest and Interest Rates

General

Each note will accrue interest from the date it is originally issued or from the last date in respect of which interest has been paid or duly provided for, as the case may be, until the principal thereof is paid or deemed paid under the indenture. In the related pricing supplement, we will designate each note as a fixed rate note, a floating rate note, a zero coupon note, an amortizing note, a renewable note, an extendible note or an indexed note and describe the method of determining the interest rate, including any spread and/or spread multiplier. For an indexed note, we will also describe in the related pricing supplement the method for calculating and paying principal and interest. For a floating rate note or indexed note, we may also specify a maximum and a minimum interest rate in the related pricing supplement.

We may issue a note as a fixed rate note or a floating rate note or as a note that combines fixed and floating rate terms.

Interest rates on the notes that we offer may differ depending upon, among other things, the aggregate principal amount of notes purchased in any single transaction. We may offer notes with similar variable terms but different interest rates, as well as notes with different variable terms, concurrently to different investors. We may, from time to time, change the interest rates or formulas and other terms of notes, but no such change will affect any note already issued or as to which an offer to purchase has been accepted.

Interest will be payable to the person in whose name the note is registered at the close of business on the applicable record date; provided that the interest payable upon maturity, redemption or repayment (whether or not the date of maturity, redemption or repayment is an interest payment date) will be payable to the person to whom principal is payable.

U.S. dollar payments of interest, other than interest payable at maturity (or on the date of redemption or repayment, if a note is redeemed or repaid prior to maturity), will be made by check mailed to the address of the person entitled thereto as shown on the note register. U.S. dollar payments of principal, premium, if any, and interest upon maturity, redemption, or repayment will be made in immediately available funds against presentation and surrender of the note. Notwithstanding the foregoing, (a) The Depository Trust Company, or “DTC,” as holder of book-entry notes, shall be entitled to receive payments of interest by wire transfer of immediately available funds and (b) a holder of U.S. $1.0 million (or the equivalent) or more in aggregate principal amount of certificated notes (whether having identical or different terms and provisions) shall be entitled to receive payments of interest by wire transfer of immediately available funds upon written request to the paying agent not later than 15 calendar days prior to the applicable interest payment date.

Fixed Rate Notes

In the pricing supplement for fixed rate notes, except a zero-coupon note, we will specify a fixed interest rate payable semiannually in arrears on each June 15 and December 15 (each an “interest payment date”) and the regular record date for fixed rate notes will be June 1 and December 1, respectively, except in each case as otherwise provided in the pricing supplement. Except as otherwise provided in the pricing supplement, interest on fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months. If the maturity date or an interest payment date for any fixed rate note is not a business day, we will pay principal, premium, if any, and interest for that note on the next business day, and no interest will accrue from and after the maturity date or interest payment date.

Original Issue Discount Notes

We may issue original issue discount notes (including zero-coupon notes) (“discount notes”), which are notes issued at a discount from the principal amount payable at the maturity date. A discount note may not have any periodic interest payments. For discount notes, interest normally accrues during the life of the note and is paid at the maturity date or upon earlier redemption. Upon a redemption, repayment or acceleration of the maturity of a discount note, the amount payable will be determined as set forth below under “— Optional Redemption, Repayment and Repurchase.” Normally this amount is less than the amount payable at the maturity date.

Amortizing Notes

We may issue amortizing senior notes, which are fixed rate notes for which combined principal and interest payments are made in installments over the life of each note. Unless otherwise specified in the applicable pricing supplement, payments will be made semiannually on each June 15 and December 15. We apply payments on amortizing notes first to interest due and then to reduce the unpaid principal amount. We will include a table setting forth repayment information in the related pricing supplement for an amortizing note.

Floating Rate Notes

Each floating rate note will have an interest rate basis or formula. We may base that formula on:

•	the CD Rate;

•	the CMS Rate;

•	the CMT Rate;

•	the Commercial Paper Rate;

•	the Eleventh District Cost of Funds Rate;

•	EURIBOR;

•	the Federal Funds Rate;

•	LIBOR;

•	the Prime Rate;

•	the Treasury Rate; or

•	another negotiated interest rate basis or formula.

In the applicable pricing supplement, we also will indicate any spread and/or spread multiplier that would be applied to the interest rate formula to determine the interest rate. Any floating rate note may have a maximum or minimum interest rate limitation. In addition to any maximum interest rate limitation, the interest rate on the floating rate notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

We will appoint a calculation agent to calculate interest rates on the floating rate notes. Unless we identify a different party in the pricing supplement, KeyBank will be the calculation agent for each note. In most cases, a floating rate note will have a specified “interest reset date”, “interest determination date” and “calculation date” associated with it. An “interest reset date” is the date on which the interest rate on the note is subject to change. An “interest determination date” is the date as of which the new interest rate is determined for a particular interest reset date, based on the applicable interest rate basis or formula as of that interest determination date. The “calculation date” is the date by which the calculation agent will determine the new interest rate that became effective on a particular interest reset date based on the applicable interest rate basis or formula on the interest determination date.

Change of Interest Rate

Except as otherwise provided in the pricing supplement, we may reset the interest rate on each floating rate note daily, weekly, monthly, quarterly, semiannually, annually or on some other basis that we specify (such period being the “interest reset period”). The interest reset date is the first day of each interest reset period and will be:

•	for notes with interest that resets daily, each business day;

•	for notes (other than Treasury Rate notes) with interest that resets weekly, Wednesday of each week;

•	for Treasury Rate notes with interest that resets weekly, Tuesday of each week, except as otherwise described below in the second paragraph under “— Date Interest Rate is Determined”;

•	for notes with interest that resets monthly, the third Wednesday of each month;

•	for notes with interest that resets quarterly, the third Wednesday of March, June, September and December of each year;

•	for notes with interest that resets semiannually, the third Wednesday of each of the two months of each year which are six months apart, as specified in the applicable pricing supplement; and

•	for notes with interest that resets annually, the third Wednesday of one month of each year as specified in the applicable pricing supplement.

The related pricing supplement will describe the initial interest rate or interest rate formula on each note. That rate is effective until the following interest reset date. Thereafter, the interest rate will be the rate determined on each interest determination date. Each time a new interest rate is determined, it becomes effective on the subsequent interest reset date. If any interest reset date is not a business day, then the interest reset date is postponed to the next succeeding business day, except, in the case of a LIBOR note or a EURIBOR note, in which case, if the next business day is in the next calendar month, the interest reset date is the immediately preceding business day.

Date Interest Rate Is Determined

The interest determination date for all floating rate notes (except LIBOR notes, EURIBOR notes, Treasury Rate notes and Eleventh District Cost of Funds Rate notes) will be the second business day before the interest reset date. The interest determination date in the case of LIBOR notes will be the second London business day immediately preceding the applicable interest reset date, unless the designated LIBOR currency is British pounds sterling, in which case the interest determination date will be the applicable interest reset date. For EURIBOR notes, the interest determination date will be the second TARGET business day before the applicable interest reset date.

The interest determination date for Treasury Rate notes will be the day of the week in which the interest reset date falls on which Treasury bills of the same index maturity are normally auctioned. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on Tuesday. Sometimes, the auction is held on the preceding Friday. If an auction is held on the preceding Friday, that day will be the interest determination date relating to the interest reset date occurring in the next week. If an auction date falls on any interest reset date, then the interest reset date will instead be the first business day immediately following the auction date.

The interest determination date for an Eleventh District Cost of Funds Rate note is the last business day of the month immediately preceding the applicable interest reset date on which the Federal Home Loan Bank of San Francisco published the index.

Calculation Date

Unless we specify a different date in a pricing supplement, the calculation date, if applicable, relating to an interest determination date will be the earlier of:

(1) the tenth calendar day after such interest determination date or, if such day is not a business day, the next succeeding business day, or

(2) the business day immediately preceding the relevant interest payment date or the maturity date, as the case may be.

Upon the request of the beneficial holder of any floating rate note, the calculation agent will provide the interest rate then in effect and, if different, the interest rate that will become effective on the next interest reset date for the floating rate note.

Payment of Interest

Except as otherwise provided in the pricing supplement, we will pay installments of interest on floating rate notes as follows:

•	for notes (other than Eleventh District Cost of Funds Rate notes) with interest payable monthly, on the third Wednesday of each month;

•	for Eleventh District Cost of Funds Rate notes, the first calendar day of each month as specified in the applicable pricing supplement;

•	for notes with interest payable quarterly, on the third Wednesday of March, June, September, and December of each year;

•	for notes with interest payable semiannually, on the third Wednesday of each of the two months specified in the applicable pricing supplement;

•	for notes with interest payable annually, on the third Wednesday of the month specified in the applicable pricing supplement (each of the above an interest payment date); and

•	at maturity, redemption or repurchase.

Each interest payment on a floating rate note will include interest accrued from, and including, the issue date or the last interest payment date, as the case may be, to, but excluding, the following interest payment date or the maturity date, as the case may be.

We will pay installments of interest on floating rate notes beginning on the first interest payment date after its issue date to holders of record on the corresponding regular record date. Unless we otherwise specify in the applicable pricing supplement, the regular record date for a floating rate note will be on the 15th day (whether or not a business day) next preceding the interest payment date. If an interest payment date (but not the maturity date) is not a business day, we will postpone payment until the next succeeding business day, provided that, in the case of LIBOR notes or EURIBOR notes, such interest payment date will be the preceding business day if the next succeeding business day is in the next calendar month. If the maturity date of any floating rate note is not a business day, principal, premium, if any, and interest for that note will be paid on the next succeeding business day, and no interest will accrue from and after the maturity date.

We will calculate accrued interest on a floating rate note by multiplying the principal amount of a note by an accrued interest factor. The accrued interest factor is the sum of the interest factors calculated for each day in the period for which accrued interest is being calculated. The interest factor for each day is computed by dividing the interest rate in effect on that day by (1) the actual number of days in the year, in the case of Treasury Rate notes or CMT Rate notes, or (2) 360, in the case of other floating rate notes. All percentages resulting from any calculation are rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward. For example, 9.876545% (or .09876545) will be rounded to 9.87655% (or .0987655). All currency amounts used in or resulting from such calculation will be rounded to the nearest one-hundredth of a unit (with five one-thousandths of a unit being rounded upward).

Calculation of Interest

CD Rate Notes

Each CD Rate note will bear interest for each interest reset period at an interest rate equal to the CD Rate, plus or minus any spread, and/or multiplied by any spread multiplier as specified in such note and in the applicable pricing supplement.

The “CD Rate” for any interest determination date is the rate on that date for negotiable U.S. dollar certificates of deposit having the index maturity described in the related pricing supplement, as published in H.15(519) prior to 3:00 p.m., New York City time, on the calculation date, for that interest determination date under the heading “CDs (secondary market).” The index maturity is the period to maturity of the instrument or obligation with respect to which the related interest rate basis or formulae will be calculated.

The calculation agent will observe the following procedures if the CD Rate cannot be determined as described above:

•	If the above described rate is not published in H.15(519) by 3:00 p.m., New York City time, on the calculation date, the CD Rate will be the rate on that interest determination date for negotiable certificates of deposit of the index maturity described in the pricing supplement as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “CDs (secondary market).”

•	If that rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the calculation date, then the calculation agent will determine the CD Rate to be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on that interest determination date, quoted by three leading non-bank dealers of negotiable U.S. dollar certificates of deposit in New York City for negotiable U.S. dollar certificates of deposit of major United States money-center banks (in the market for negotiable certificates of deposit) with a remaining maturity closest to the index maturity described in the pricing supplement. The calculation agent will select the three dealers referred to above.

•	If fewer than three dealers are quoting as mentioned above, the CD Rate will remain the CD Rate then in effect on that interest determination date.

“H.15(519)” means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”).

“H.15 Daily Update” means the daily update of H.15(519), available through the Internet site of the Federal Reserve Board at http://www.federalreserve.gov/releases/h15/update, or any successor site or publication.

CD Rate notes, like other notes, are not deposit obligations of a bank and are not insured by the Federal Deposit Insurance Corporation.

CMS Rate Notes

Each CMS Rate note will bear interest for each interest reset period at an interest rate based on the CMS Rate, plus or minus any spread, and/or multiplied by any spread multiplier, and will be subject to the minimum interest rate or the maximum interest rate, if any, as specified in the applicable pricing supplement.

Unless otherwise set forth in the applicable pricing supplement, the CMS Rate for each interest reset period will be the rate on the applicable interest determination date for the designated maturity specified in the pricing supplement that appears on Reuters Screen ISDAFIX1 as of 11:00 a.m., New York City time.

The following procedures will be followed if the CMS Rate cannot be determined as described above:

•

If the above rate is not displayed by 11:00 a.m. New York City time, the rate for such date shall be determined as if the parties had specified “USD-CMS-Reference Banks” as the applicable rate. “USD-CMS-Reference Banks” means, on any interest determination date, the rate determined on the basis of the mid-market semi-annual swap rate quotations provided by the Reference Banks at approximately 11:00 a.m., New York City time on such interest determination date; and for this purpose, the semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. Dollar interest rate swap transaction with a term equal to the designated maturity commencing on that date and in a representative amount with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to USD-LIBOR-BBA with the designated maturity specified in the applicable pricing supplement. The rate for that date will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest).

•	If no rate is available as described above, the CMS Rate for the new interest reset period will be the same as for the immediately preceding interest reset period. If there was no such interest reset period, the CMS Rate will be the initial interest rate.

CMT Rate Notes

CMT Rate notes will bear interest at the interest rates calculated with reference to the CMT Rate, plus or minus any spread, and/or multiplied by any spread multiplier, if any, as specified in the CMT Rate notes and in the applicable pricing supplement. CMT Rate notes will be subject to the minimum and the maximum interest rate, if any.

Unless otherwise specified in the applicable pricing supplement, “CMT Rate” means, with respect to any interest determination date relating to a floating rate note for which the interest rate is determined with reference to the CMT Rate (a “CMT Rate interest determination date”):

(i) If “Reuters Page FRBCMT” is the specified CMT Reuters Page in the applicable pricing supplement, the CMT Rate on the CMT Rate interest determination date shall be a percentage equal to the yield for United States Treasury securities at “constant maturity” having the index maturity specified in the applicable pricing supplement as set forth in H.15(519) under the caption “Treasury constant maturities,” as such yield is displayed on Reuters (or any successor service) on page FRBCMT (or any other page as may replace such page on such service) (“Reuters Page FRBCMT”) for such CMT Rate interest determination date. The calculation agent will follow the following procedures if the Reuters Page FRBCMT CMT Rate cannot be determined as described in the preceding sentence:

•	If such rate does not appear on Reuters Page FRBCMT, the CMT Rate on such CMT Rate interest determination date shall be a percentage equal to the yield for United States Treasury securities at “constant maturity” having the index maturity specified in the applicable pricing supplement and for such CMT Rate interest determination date as set forth in H.15(519) under the caption “Treasury constant maturities.”

•	If such rate does not appear in H.15(519), the CMT Rate on such CMT Rate interest determination date shall be the rate for the period of the index maturity specified in the applicable pricing supplement as may then be published by either the Federal Reserve Board or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate that would otherwise have been published in H.15(519).

•

If the Federal Reserve Board or the United States Department of the Treasury does not publish a yield on United States Treasury securities at “constant maturity” having the index maturity specified in the applicable pricing supplement for such CMT Rate interest determination date, the CMT Rate on such CMT Rate interest determination date shall be calculated by the calculation agent and shall be a yield-to-maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 p.m., New York City time, on such CMT Rate interest determination date of three leading primary United States government securities dealers in New York City (which may include the Agents or their affiliates) (each, a “reference dealer”) selected by the calculation agent from five such reference dealers selected by the calculation agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest) for United

States Treasury securities with an original maturity equal to the index maturity specified in the applicable pricing supplement, a remaining term to maturity no more than one year shorter than such index maturity and in a principal amount that is representative for a single transaction in such securities in such market at such time.

•	If fewer than three prices are provided as requested, the CMT Rate on such CMT Rate interest determination date shall be calculated by the calculation agent and shall be a yield-to-maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 p.m., New York City time, on such CMT Rate interest determination date of three reference dealers selected by the calculation agent from five such reference dealers selected by the calculation agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest) for United States Treasury securities with an original maturity greater than the index maturity specified in the applicable pricing supplement, a remaining term to maturity closest to such index maturity and in a principal amount that is representative for a single transaction in such securities in such market at such time. If two such United States Treasury securities with an original maturity greater than the index maturity specified in the applicable pricing supplement have remaining terms to maturity equally close to such index maturity, the quotes for the treasury security with the shorter original term to maturity will be used. If fewer than five but more than two such prices are provided as requested, the CMT Rate on such CMT Rate interest determination date shall be calculated by the calculation agent and shall be based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of such quotations shall be eliminated; provided, however, that if fewer than three such prices are provided as requested, the CMT Rate determined as of such CMT Rate interest determination date shall be the CMT Rate in effect on such CMT Rate interest determination date.

(ii) If “Reuters Page FEDCMT” is the specified CMT Reuters Page in the applicable pricing supplement, the CMT Rate on the CMT Rate interest determination date shall be a percentage equal to the one-week or one-month, as specified in the applicable pricing supplement, average yield for United States Treasury securities at “constant maturity” having the index maturity specified in the applicable pricing supplement as set forth in H.15(519) opposite the caption “Treasury Constant Maturities,” as such yield is displayed on Reuters on page FEDCMT (or any other page as may replace such page on such service) (“Reuters Page FEDCMT”) for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which such CMT Rate interest determination date falls. The calculation agent will follow the following procedures if the Reuters Page FEDCMT CMT Rate cannot be determined as described in the preceding sentence:

•	If such rate does not appear on Reuters Page FEDCMT, the CMT Rate on such CMT Rate interest determination date shall be a percentage equal to the one-week or one-month, as specified in the applicable pricing supplement, average yield for United States Treasury securities at “constant maturity” having the index maturity specified in the applicable pricing supplement for the week or month, as applicable, preceding such CMT Rate interest determination date as set forth in H.15(519) opposite the caption “Treasury Constant Maturities.”

•	If such rate does not appear in H.15(519), the CMT Rate on such CMT Rate interest determination date shall be the one-week or one-month, as specified in the applicable pricing supplement, average yield for United States Treasury securities at “constant maturity” having the index maturity specified in the applicable pricing supplement as otherwise announced by the Federal Reserve Bank of New York for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which such CMT Rate interest determination date falls.

•

If the Federal Reserve Bank of New York does not publish a one-week or one-month, as specified in the applicable pricing supplement, average yield on United States Treasury securities at “constant maturity” having the index maturity specified in the applicable pricing supplement for the applicable week or month, the CMT Rate on such CMT Rate interest determination date shall be calculated by the calculation agent and shall be a yield-to-maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 p.m., New York City time, on such CMT Rate interest determination date of three reference dealers selected by the calculation agent from five such reference dealers selected by the calculation agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest) for United States Treasury securities with an original maturity equal to the index maturity specified in the applicable pricing supplement, a remaining term to maturity of no more than one year shorter than such index maturity and in a principal amount that is representative for a single transaction in such securities in such market at such time.

•	If fewer than five but more than two such prices are provided as requested, the CMT Rate on such CMT Rate interest determination date shall be the rate on the CMT Rate interest determination date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of such quotation shall be eliminated.

•	If fewer than three prices are provided as requested, the CMT Rate on such CMT Rate interest determination date shall be calculated by the calculation agent and shall be a yield-to-maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 p.m., New York City time, on such CMT Rate interest determination date of three reference dealers selected by the calculation agent from five such reference dealers selected by the calculation agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest) for United States Treasury securities with an original maturity longer than the index maturity specified in the applicable pricing supplement, a remaining term to maturity closest to such index maturity and in a principal amount that is representative for a single transaction in such securities in such market at such time. If two United States Treasury securities with an original maturity greater than the index maturity specified in the applicable pricing supplement have remaining terms to maturity equally close to such index maturity, the quotes for the Treasury security with the shorter original term to maturity will be used. If fewer than five but more than two such prices are provided as requested, the CMT Rate on such CMT Rate interest determination date shall be the rate on the CMT Rate interest determination date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor lowest of such quotations shall be eliminated; provided, however, that if fewer than three such prices are provided as requested, the CMT Rate determined as of such CMT Rate determination date shall be the CMT Rate in effect on such CMT Rate interest determination date.

Commercial Paper Rate Notes

Each Commercial Paper Rate note will bear interest for each interest reset period at an interest rate equal to the Commercial Paper Rate, plus or minus any spread, and/or multiplied by any spread multiplier, as specified in such note and the applicable pricing supplement.

The “Commercial Paper Rate” for any interest determination date is the money market yield (as defined below) of the rate on that date for commercial paper having the index maturity described in the related pricing supplement, as published in H.15(519) under the heading “Commercial Paper — Nonfinancial” prior to 3:00 p.m., New York City time, on the calculation date for that interest determination date.

The calculation agent will observe the following procedures if the Commercial Paper Rate cannot be determined as described above:

•	If the above rate is not published in H.15(519) by 3:00 p.m., New York City time, on the calculation date, the Commercial Paper Rate will be the money market yield of the rate on that interest determination date for commercial paper having the index maturity described in the pricing supplement, as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such

•	If that rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the calculation date, then the calculation agent will determine the Commercial Paper Rate to be the money market yield of the arithmetic mean of the offered rates of three leading dealers of U.S. dollar commercial paper in New York City as of 11:00 a.m., New York City time, on that interest determination date for commercial paper having the index maturity described in the pricing supplement placed for an industrial issuer whose bond rating is “AA”, or the equivalent, from a nationally recognized securities rating agency.

•	If fewer than three dealers selected by the calculation agent are quoting as mentioned above, the Commercial Paper Rate will remain the Commercial Paper Rate then in effect on that interest determination date.

“Money market yield” means a yield (expressed as a percentage) calculated in accordance with the following formula:

Money market yield =	Dx360 360—(DxM)	X 100

where “D” refers to the applicable annual rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and “M” refers to the actual number of days in the interest period for which the interest is being calculated.

Eleventh District Cost of Funds Rate Notes

Eleventh District Cost of Funds Rate notes will bear interest for each interest reset period based on the Eleventh District Cost of Funds Rate and any spread and/or spread multiplier and will be subject to the minimum interest rate or the maximum interest rate, if any, specified in the applicable pricing supplement.

Unless otherwise set forth in the applicable pricing supplement, the Eleventh District Cost of Funds Rate for each interest reset period will be the rate on the applicable interest determination date equal to the monthly weighted average cost of funds for the calendar month preceding the interest determination date as displayed under the caption “11TH DIST COFI” on Reuters Page COFI/ARMS. “Reuters Page COFI/ARMS” means the display page designated as page COFI/ARMS on Reuters, or any successor service or page, for the purpose of displaying the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District, as of 11:00 a.m., San Francisco time, on such interest determination date.

The following procedures will be followed if the Eleventh District Cost of Funds Rate cannot be determined as described above:

•	If the above rate is not displayed on the applicable interest determination date, the Eleventh District Cost of Funds Rate will be the Eleventh District Cost of Funds Rate index on the applicable interest determination date.

•	If the Federal Home Loan Bank (“FHLB”) of San Francisco fails to announce the rate for the calendar month next preceding the applicable interest determination date, then the Eleventh District Cost of Funds Rate for the new interest reset period will be the same as for the immediately preceding interest reset period. If there was no such interest reset period, the Eleventh District Cost of Funds Rate index will be the initial interest rate.

•	The “Eleventh District Cost of Funds Rate index” will be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that the FHLB of San Francisco most recently announced as the cost of funds for the calendar month preceding the applicable interest determination date.

EURIBOR Notes

Each EURIBOR note will bear interest for each interest reset period at an interest rate equal to EURIBOR, plus or minus any spread, and/or multiplied by any spread multiplier as specified in such note and the applicable pricing supplement.

The calculation agent will determine EURIBOR on each EURIBOR determination date, which is the second TARGET business day prior to the interest reset date for each interest reset period.

Unless otherwise specified in the applicable pricing supplement, EURIBOR means, with respect to any interest determination date relating to a floating rate note for which the interest rate is determined with reference to EURIBOR (a “EURIBOR interest determination date”), a base rate equal to the interest rate for deposits in euro designated as “EURIBOR” and sponsored jointly by the European Banking Federation and ACI — the Financial Market Association, or any company established by the joint sponsors for purposes of compiling and publishing that rate. EURIBOR will be determined in the following manner:

•	EURIBOR will be the offered rate for deposits in euro having the index maturity specified in the applicable pricing supplement, beginning on the second TARGET business day after such EURIBOR interest determination date, as that rate appears on Reuters Page EURIBOR 01 as of 11:00 a.m., Brussels time, on such EURIBOR interest determination date.

•	If the rate described above does not appear on Reuters Page EURIBOR 01, EURIBOR will be determined on the basis of the rates, at approximately 11:00 a.m., Brussels time, on such EURIBOR interest determination date, at which deposits of the following kind are offered to prime banks in the euro-zone interbank market by the principal euro-zone office of each of four major banks in that market selected by the calculation agent: euro deposits having such EURIBOR index maturity, beginning on such EURIBOR interest reset date, and in a representative amount. The calculation agent will request that the principal euro-zone office of each of these banks provide a quotation of its rate. If at least two quotations are provided, EURIBOR for such EURIBOR interest determination date will be the arithmetic mean of the quotations.

•	If fewer than two quotations are provided as described above, EURIBOR for such EURIBOR interest determination date will be the arithmetic mean of the rates for loans of the following kind to leading euro-zone banks quoted, at approximately 11:00 a.m., Brussels time on that interest determination date, by three major banks in the euro-zone selected by the calculation agent: loans of euro having such EURIBOR index maturity, beginning on such EURIBOR interest reset date, and in an amount that is representative of a single transaction in euro in that market at the time.

•	If fewer than three banks selected by the calculation agent are quoting as described above, EURIBOR for the new interest period will be EURIBOR in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

“Euro-zone” means the region comprised of member states of the European Union that adopt the single currency in accordance with the Treaty establishing the European Community, as amended by the Treaty on European Union.

Federal Funds Rate Notes

Each Federal Funds Rate note will bear interest for each interest reset period at an interest rate equal to the federal funds rate, plus or minus any spread, and/or multiplied by any spread multiplier as specified in such note and the applicable pricing supplement. The federal funds rate will be calculated by reference to either the federal funds (effective) rate, the federal funds open rate or the federal funds target rate, as specified in the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, “federal funds rate” means the rate determined by the calculation agent, with respect to any interest determination date relating to a floating rate note for which the interest rate is determined with reference to the federal funds rate (a “federal funds rate interest determination date”), in accordance with the following provisions:

(i) If “federal funds (effective) rate” is the specified federal funds rate in the applicable pricing supplement, the federal funds rate as of the applicable federal funds rate interest determination date shall be the rate with respect to such date for United States dollar federal funds as published in H.15(519) opposite the caption “Federal funds (effective),” as such rate is displayed on Reuters on page FEDFUNDS1 (or any other page as may replace such page on such service) (“Reuters Page FEDFUNDS1”) under the heading “EFFECT,” or, if such rate is not so published by 3:00 p.m., New York City time, on the calculation date, the rate with respect to such federal funds rate interest determination date for United States dollar federal funds as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “Federal funds (effective).” If such rate does not appear on Reuters Page FEDFUNDS1 or is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the related calculation date, then the federal funds rate with respect to such federal funds rate interest determination date shall be calculated by the calculation agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of U.S. dollar federal funds transactions in New York City (which may include the Agents or their affiliates) selected by the calculation agent, prior to 9:00 a.m., New York City time, on the business day following such federal funds rate interest determination date; provided, however, that if the brokers so selected by the calculation agent are not quoting as mentioned in this sentence, the federal funds rate determined as of such federal funds rate interest determination date will be the federal funds rate in effect on such federal funds rate interest determination date without giving effect to any resetting of the federal funds rate on such federal funds rate interest determination date.

(ii) If “federal funds open rate” is the specified federal funds rate in the applicable pricing supplement, the federal funds rate as of the applicable federal funds rate interest determination date shall be the rate on such date under the heading “Federal Funds” for the relevant index maturity and opposite the caption “Open” as such rate is displayed on Reuters on page 5 (or any other page as may replace such page on such service) (“Reuters Page 5”), or, if such rate does not appear on Reuters Page 5 by 3:00 p.m., New York City time, on the calculation date, the federal funds rate for the federal funds rate interest determination date will be the rate for that day displayed on FFPREBON Index page on Bloomberg L.P. (“Bloomberg”), which is the Fed Funds Opening Rate as reported by Prebon Yamane (or a successor) on Bloomberg. If such rate does not appear on Reuters Page 5 or is not displayed on FFPREBON Index page on Bloomberg or another recognized electronic source by 3:00 p.m., New York City time, on the related calculation date, then the federal funds rate on such federal funds rate interest determination date shall be calculated by the calculation agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in New York City (which may include the Agents or their affiliates) selected by the calculation agent prior to 9:00 a.m., New York City time, on such federal funds rate interest determination date; provided, however, that if the brokers so selected by the calculation agent are not quoting as mentioned in this sentence, the federal funds rate determined as of such federal funds rate interest determination date will be the federal funds rate in effect on such federal funds rate interest determination date without giving effect to any resetting of the federal funds rate on such federal funds rate interest determination date.

(iii) If “federal funds target rate” is the specified federal funds rate in the applicable pricing supplement, the federal funds rate as of the applicable federal funds rate interest determination date shall be the rate on such date as displayed on the FDTR Index page on Bloomberg. If such rate does not appear on the FDTR Index page on Bloomberg by 3:00 p.m., New York City time, on the calculation date, the federal funds rate for such federal funds rate interest determination date will be the rate for that day appearing on Reuters Page USFFTARGET= (or any other page as may replace such page on such service) (“Reuters Page USFFTARGET=”). If such rate does not appear on the FDTR Index page on Bloomberg or is not displayed on Reuters Page USFFTARGET= by 3:00

p.m., New York City time, on the related calculation date, then the federal funds rate on such federal funds rate interest determination date shall be calculated by the calculation agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in New York City (which may include the Agents or their affiliates) selected by the calculation agent prior to 9:00 a.m., New York City time, on such federal funds rate interest determination date; provided, however, that if the brokers so selected by the calculation agent are not quoting as mentioned in this sentence, the federal funds rate determined as of such federal funds rate interest determination date will be the federal funds rate in effect on such federal funds interest determination date without giving effect to any resetting of the federal funds rate on such federal funds rate interest determination date.

LIBOR Notes

Each LIBOR note will bear interest for each interest reset period at an interest rate equal to the London interbank offered rate, referred to as LIBOR, plus or minus any spread, and/or multiplied by any spread multiplier, as specified in such note and the applicable pricing supplement.

On each interest determination date, LIBOR will be the rate for deposits in the designated LIBOR currency having the index maturity specified in such pricing supplement as such rate is displayed on Reuters on page LIBOR01 (or any other page as may replace such page on such service for the purpose of displaying the London interbank rates of major banks for the designated LIBOR currency) (“Reuters Page LIBOR01”) as of 11:00 a.m., London time, on such LIBOR interest determination date.

On any interest determination date on which no rate is displayed on Reuters Page LIBOR01, the calculation agent will determine LIBOR as follows:

•	LIBOR will be determined on the basis of the offered rates, at approximately 11:00 a.m., London time, on the relevant LIBOR interest determination date, at which deposits in the LIBOR currency having the index maturity described in the related pricing supplement, beginning on the relevant interest reset date and in a representative amount, are offered by four major banks in the London interbank market to prime banks in that market. The calculation agent will select the four banks and request the principal London office of each of those banks to provide a quotation of its rate for deposits in the LIBOR currency. If at least two quotations are provided, LIBOR for that interest determination date will be the arithmetic mean of those quotations.

•	If fewer than two quotations are provided as mentioned above, LIBOR will be the arithmetic mean of the rates quoted by three major banks in the principal financial center selected by the calculation agent at approximately 11:00 a.m. in the applicable principal financial center, on the interest determination date for loans to leading European banks in the LIBOR currency having the index maturity designated in the pricing supplement and in a principal amount that is representative for a single transaction in the LIBOR currency in that market at that time. The calculation agent will select the three banks referred to above.

•	If fewer than three banks selected by the calculation agent are quoting as described above, LIBOR will remain LIBOR then in effect on that interest determination date.

“LIBOR currency” means the currency specified in the applicable pricing supplement as to which LIBOR shall be calculated or, if no such currency is specified in the applicable pricing supplement, United States dollars.

Prime Rate Notes

Prime Rate notes will bear interest at a rate equal to the Prime Rate, plus or minus any spread, and/or multiplied by any spread multiplier as specified in the Prime Rate notes and the applicable pricing supplement.

The “Prime Rate” for any interest determination date is the prime rate or base lending rate on that date, as published in H.15(519) by 3:00 p.m., New York City time, on the calculation date for that interest determination date under the heading “Bank Prime Loan” or, if not published by 3:00 p.m., New York City time, on the related calculation date, the rate on such interest determination date as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “Bank Prime Loan.”

The calculation agent will follow the following procedures if the Prime Rate cannot be determined as described above:

•	If the rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the calculation date, then the calculation agent will determine the Prime Rate to be the arithmetic mean of the rates of interest publicly announced by each bank that appears on USPRIME1 as that bank’s prime rate or base lending rate as of 11:00 a.m., New York City time, for that interest determination date.

•	If at least one rate but fewer than four rates appear on USPRIME1 on the interest determination date, then the Prime Rate will be the arithmetic mean of the prime rates or base lending rates quoted (on the basis of the actual number of days in the year divided by a 360-day year) as of the close of business on the interest determination date by three major money center banks in the City of New York selected by the calculation agent.

•	If the banks selected by the calculation agent are not quoting as mentioned above, the Prime Rate will remain the Prime Rate then in effect on the interest determination date.

“USPRIME1” means the display on the Reuters 3000 Xtra Service (or any successor service) on the “USPRIME1 Page” (or such other page as may replace the USPRIME1 Page on such service) for the purpose of displaying Prime Rates or base lending rates of major U.S. banks.

Treasury Rate Notes

Treasury Rate notes will bear interest at a rate equal to the Treasury Rate, plus or minus any spread, and/or multiplied by any spread multiplier as specified in the Treasury Rate notes and the applicable pricing supplement.

The “Treasury Rate” for any interest determination date is the rate from the auction held on such treasury rate interest determination date (the “auction”) of direct obligations of the United States (“treasury bills”) having the index maturity specified in such pricing supplement under the caption “INVEST RATE” on the display on Reuters page USAUCTION10 (or any other page as may replace such page on such service) or page USAUCTION11 (or any other page as may replace such page on such service) by 3:00 p.m., New York City time, on the calculation date for that interest determination date.

The calculation agent will follow the following procedures if the Treasury Rate cannot be determined as described above:

•	If the rate is not so published by 3:00 p.m., New York City time, on the calculation date, the Treasury Rate will be the bond equivalent yield (as defined below) of the auction rate of such Treasury Bills as published in H.15 Daily Update, or such recognized electronic source used for the purpose of displaying such rate, under the caption “U.S. Government Securities/ Treasury Bills/ Auction High.”

•	If the rate is not so published by 3:00 p.m., New York City time, on the calculation date and cannot be determined as described in the immediately preceding paragraph, the Treasury Rate will be the bond equivalent yield of the auction rate of such Treasury Bills as otherwise announced by the United States Department of Treasury.

•	If the results of the most recent auction of Treasury Bills having the index maturity described in the pricing supplement are not published or announced as described above by 3:00 p.m., New York City time, on the calculation date, or if no auction is held on the interest determination date, then the Treasury Rate will be the bond equivalent yield on such interest determination date of Treasury Bills having the index maturity specified in the applicable pricing supplement as published in H.15(519) under the caption “U.S. Government Securities/ Treasury Bills/ Secondary Market” or, if not published by 3:00 p.m., New York City time, on the related calculation date, the rate on such interest determination date of such Treasury Bills as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “U.S. Government Securities/ Treasury Bills (Secondary Market).”

•	If such rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the related calculation date, then the calculation agent will determine the Treasury Rate to be the bond equivalent yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on the interest determination date of three leading primary U.S. government securities dealers (which may include the Agents or their affiliates) for the issue of Treasury Bills with a remaining maturity closest to the index maturity described in the related pricing supplement. The calculation agent will select the three dealers referred to above.

•	If fewer than three dealers selected by the calculation agent are quoting as mentioned above, the Treasury Rate will remain the Treasury Rate then in effect on that interest determination date.

“Bond equivalent yield” means a yield (expressed as a percentage) calculated in accordance with the following formula:

Bond equivalent yield =	Dx360 360—(DxM)	X 100

where “D” refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis and expressed as a decimal, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the applicable interest reset period.

Original Issue Discount Notes

We may issue notes as original issue discount notes. An original issue discount note is a note, including a zero coupon note, offered at a discount from the principal amount of the note due at its stated maturity, as specified in the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, the amount payable at acceleration of maturity to the holder of an original issue discount note will be the sum of:

•	the amortized face amount of the note; and

•	in the case of an interest-bearing note issued as an original issue discount note, any accrued but unpaid qualified stated interest payments.

Unless otherwise specified in the applicable pricing supplement, the amount payable upon redemption to the holder of an original issue discount note will be the sum of:

•	the applicable percentage of the amortized face amount of the note specified in the applicable pricing supplement; and

•	in the case of an interest-bearing note issued as an original issue discount note, any accrued but unpaid qualified stated interest payments.

For purposes of computing the payments described in the foregoing paragraph, the amortized face amount of an original issue discount note is equal to the sum of:

•	the issue price of the original issue discount note; and

•	the portion of the difference between the issue price and the principal amount of the original issue discount note that has been amortized at the stated yield of the original issue discount note, computed in accordance with the rules set forth in the Internal Revenue Code of 1986, as amended (the “Code”), and applicable Treasury regulations, at the date as of which the amortized face amount is calculated.

In no event can the amortized face amount exceed the principal amount of the note due at its stated maturity date. As used in this paragraph, issue price means the principal amount of the original issue discount note due at the stated maturity of the note, less the original issue discount of the note specified on its face and in the applicable pricing supplement. The term stated yield of the original issue discount note means the yield to maturity specified on the face of the note and in the applicable pricing supplement for the period from the note’s original issue date to its stated maturity date based on its issue price and its stated redemption price at maturity.

Persons considering the purchase of original issue discount notes should read the discussion set forth below under the heading “Certain United States Federal Income Tax Consequences — U.S. Holders — Original Issue Discount.”

Indexed Notes

We may issue notes for which the amount of interest or principal that you will receive will not be known on your date of purchase. We will specify the formulae for computing interest or principal payments for these types of notes, which we call “indexed notes”, by reference to securities, financial or non-financial indices, currencies, commodities, interest rates, or composites or baskets of any or all of the above. Examples of indexed items that we may use include a published stock index, the common stock price of a publicly traded company, the value of the U.S. dollar versus the Japanese Yen, or the price in a particular market of a barrel of West Texas intermediate crude oil.

If you purchase an indexed note, you may receive a principal amount at maturity that is greater than or less than the note’s face amount, and an interest rate that is greater than or less than the interest rate that you would have earned if you had instead purchased a conventional debt security issued by us at the same time with the same maturity. The amount of interest and principal that you will receive will depend on the structure of the indexed note and the level of the specified indexed item throughout the term of the indexed note and at maturity. Specific information pertaining to the method of determining the interest payments and the principal amount will be described in the applicable pricing supplement, as well as additional risk factors unique to the indexed note, certain historical information for the specified indexed item and certain additional United States federal tax considerations.

Certain Risks Related to Indexed Notes

An investment in indexed notes entails significant risks that are not associated with similar investments in a conventional fixed-rate debt security. The interest rate of an indexed note may be less than that on a conventional fixed-rate debt security issued at the same time, including the possibility that no interest will be paid. In certain circumstances, the amount of the principal and/or premium, if any, payable on an indexed note may be less than the original purchase price of the indexed note if allowed under the terms of the notes, including the possibility that no amount will be paid. We cannot assure you that there will be a secondary market for indexed notes or of the liquidity of the secondary market if one develops. The secondary market, if any, for indexed notes will be affected by a number of factors, independent of our creditworthiness and the value of the applicable currency, commodity, security or interest rate index, including:

•	the volatility of the applicable currency, commodity, security or interest rate index;

•	the time remaining to the maturity of the notes;

•	the amount outstanding of the notes; and

•	market interest rates.

The value of the applicable currency, commodity, security or interest rate index depends on a number of interrelated factors, including economic, financial and political events over which we have no control. Additionally, if the formula used to determine the amount of principal, premium, if any, or interest payable on indexed notes contains a multiple or leverage factor, the effect of any change in the applicable currency, commodity, security or interest rate index will be increased. The historical experience of the relevant currencies, commodities, securities or interest rate indices should not be taken as an indication of future performance of the currencies, commodities, securities, or interest rate indices during the term of any indexed note. Any credit ratings assigned to the notes reflect our credit status and in no way reflect the potential impact of the factors discussed above, or any other factors, on the market value of the notes.

Accordingly, as prospective investors you should consult your own financial and legal advisors on the risks associated with an investment in indexed notes.

Renewable Senior Notes

We may issue senior notes, which are “renewable notes.” These notes will mature on an interest payment date as specified in the applicable pricing supplement (the “initial maturity date”), unless the maturity of all or any portion of the principal amount is extended as described below. On the interest payment dates in June and December each year (unless different interest payment dates are specified in the pricing supplement), which are “election dates”, the maturity of the renewable notes will be extended to the interest payment date occurring 12 months after the election date, unless the holder elects to terminate the automatic extension of the maturity of the renewable notes or any portion having a principal amount of $1,000 or any multiple of $1,000 in excess thereof. To terminate, notice has to be delivered to the paying agent not less than nor more than the number of days specified in the applicable pricing supplement prior to the related election date. The option may be exercised with respect to less than the entire principal amount of the renewable notes so long as the principal amount for which the option is not exercised is at least $1,000 or any larger amount that is an integral multiple of $1,000. The maturity of the renewable notes may not be extended beyond the final maturity date that is set forth in the applicable pricing supplement. If the holder elects to terminate the automatic extension of the maturity and the election is not revoked, then the portion of the renewable note for which election was made will become due and payable on the interest payment date, unless another date is set forth in the pricing supplement, falling six months after the election date prior to which the holder made such election.

An election to terminate the automatic extension of maturity may be revoked as to any portion of the renewable notes having a principal amount of $1,000 or any multiple of $1,000 in excess thereof by delivering a notice to the paying agent on any day following the effective date of the election to terminate the automatic extension and prior to the date 15 days before the date on which the portion would have matured.

If a note is represented by a global security, DTC or its nominee will be the holder of the note and therefore will be the only entity that can exercise a right to terminate the automatic extension of a note. In order to ensure that DTC or its nominee will exercise a right to terminate the automatic extension provisions of a particular note, the beneficial owner of the note must instruct the broker or other DTC participant through which it holds an interest in the note to notify DTC of its desire to terminate the automatic extension of the note. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in a renewable note to ascertain the cut-off time by which an instruction must be given for delivery of timely notice to DTC or its nominee.

Extendible Senior Notes

The pricing supplement relating to each semior note will indicate whether we have the option to extend the stated maturity of such note (an “extendible note”) for an extension period. Such an extension period is one or more periods of one to five whole years, up to but not beyond the final maturity date described in the related pricing supplement.

We may exercise our option to extend the extendible note by notifying the applicable trustee (or any duly appointed paying agent) at least 50 but not more than 60 days prior to the then effective maturity date. If we elect to extend the extendible note, the trustee (or paying agent) will mail (at least 40 days prior to the maturity date) to the registered holder of the extendible note a notice (“extension notice”) informing the holder of our election, the new maturity date and any updated terms. Upon the mailing of the extension notice, the maturity of such note will be extended automatically as set forth in the extension notice.

However, we may, not later than 20 days prior to the maturity date of an extendible note (or, if such date is not a business day, on the immediately succeeding business day), at our option, establish a higher interest rate, in the case of a fixed rate note, or a higher spread and/or spread multiplier, in the case of a floating rate note, for the extension period by mailing or causing the applicable trustee (or paying agent) to mail notice of such higher interest rate or higher spread and/or spread multiplier to the holder of the extendible note. The notice will be irrevocable.

If we elect to extend the maturity of an extendible note, the holder of the note will have the option to instead elect repayment of the note by us on the then effective maturity date. In order for an extendible note to be so repaid on the maturity date, we must receive, at least 25 days but not more than 35 days prior to the maturity date:

(1) the note with the form “Option to Elect Repayment” on the reverse of the note duly completed; or

(2) a facsimile transmission, telex or a letter from a member of a national securities exchange or FINRA or a commercial bank or trust company in the United States setting forth the name of the holder of the note, the principal amount of the note, the principal amount of the note to be repaid, the certificate number or a description of the tenor and terms of the note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the note to be repaid, together with the duly completed form entitled “Option to Elect Repayment” on the reverse of the note, will be received by the applicable trustee (or paying agent) not later than the fifth business day after the date of the facsimile transmission, telex or letter;

provided, however, that the facsimile transmission, telex or letter will only be effective if the applicable trustee or paying agent receives the note and form duly completed by that fifth business day. A holder of an extendible note may exercise this option for less than the aggregate principal amount of the note then outstanding if the principal amount of the note remaining outstanding after repayment is an authorized denomination.

If a note is represented by a global security, DTC or its nominee will be the holder of that note and therefore will be the only entity that can exercise a right to repayment. To ensure that DTC or its nominee timely exercises a right to repayment with respect to a particular note, the beneficial owner of that note must instruct the broker or other participant through which it holds an interest in the note to notify DTC of its desire to exercise a right of repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in a note to determine the cut-off time by which an instruction must be given for timely notice to be delivered to DTC or its nominee.

Optional Redemption, Repayment and Repurchase

We will indicate in the applicable pricing supplement for a note whether we will have the option to redeem the note before the stated maturity and the price or prices at which, and date or dates on which, redemption may occur.

If we are allowed to redeem a note, we may exercise the option by notifying the applicable trustee at least 45 days prior to the redemption date. At least 30 but not more than 60 days before the redemption date, the trustee will mail notice or cause the paying agent to mail notice of redemption to the holders. If we partially redeem a note, we will issue a new note or notes for the unredeemed portion.

The pricing supplement relating to a note will also indicate whether you will have the option to elect repayment by us prior to the stated maturity and the price and the date or dates on which repayment may occur.

For a note to be repaid at your option, the paying agent must receive at least 30 but not more than 45 days prior to an optional repayment date, such note with the form entitled “Option to Elect Repayment” on the reverse of the note duly completed. You may also send the paying agent a facsimile or letter from a member of a national securities exchange or FINRA or a commercial bank or trust company in the United States describing the particulars of the repayment, including a guarantee that the note and the form entitled “Option to Elect Repayment” will be received by the paying agent no later than five business days after such facsimile or letter. If you present a note for repayment, such act will be irrevocable. You may exercise the repayment option for less than the entire principal of the note, provided the remaining principal outstanding is an authorized denomination. If you elect partial repayment, your note will be cancelled, and we will issue a new note or notes for the remaining amount.

DTC or its nominee will be the holder of each global security and will be the only party that can exercise a right of repayment. If you are a beneficial owner of a global security and you want to exercise your right of repayment, you must instruct your broker or indirect participant through which you hold a note interest to notify DTC. You should consult your broker or such indirect participant to discuss the appropriate cut-off times and any other requirements for giving this instruction. The giving of any such instruction will be irrevocable.

If a note is a discount note (other than an indexed note), the amount payable in the event of redemption or repayment prior to its stated maturity will be the amortized face amount on the redemption or repayment date, as the case may be. The amortized face amount of a discount note will be equal to (i) the issue price plus (ii) that portion of the difference between the issue price and the principal amount of the note that has accrued at the yield to maturity described in the pricing supplement (computed in accordance with generally accepted U.S. bond yield computation principles) by the redemption or repayment date. However, in no case will the amortized face amount of a discount note exceed its principal amount.

We reserve the right at any time to purchase notes at any price in the open market or otherwise. We may hold, resell or surrender for cancellation any notes that we purchase.

Subordination of Series N Notes

Unless otherwise indicated in the applicable pricing supplement, the following provisions shall apply to the Series N notes and the subordinated indenture.

Tier 2 Capital Debt Securities. Under our subordinated indenture, we may issue subordinated debt securities that qualify as Tier 2 capital, subject to certain limits, in accordance with the Federal Reserve Board.

Subordination Provisions. The Series N notes will be our direct unsecured subordinated obligations. The Series N notes will be subordinated and junior in right of payment to all Senior Indebtedness and in certain circumstances relating to our insolvency, bankruptcy, or similar case or proceeding, or our liquidation, dissolution or winding up or the receivership or conservatorship of KeyBank (an “insolvency event”) to all Other Senior Obligations (defined below). In addition, we may make no payments on the Series N notes in the event:

•	we default in any payment on any Senior Indebtedness, or an event of default on any Senior Indebtedness permitting the holders to accelerate its maturity exists;

•	a judicial proceeding is pending with respect to such default or event of default; or

•	we become subject to a Federal Reserve or other enforcement action that limits our payments on our subordinated notes.

“Senior Indebtedness” as used in the subordinated indenture means the principal of, and premium, if any, and interest on all indebtedness of KeyCorp for money borrowed, whether outstanding on the date of execution of the subordinated indenture, or created, assumed, incurred or guaranteed after that date for U.S. federal bank regulatory purposes as described below, except (i) subordinated debt securities issued under the subordinated indenture and all indebtedness which specifically by its terms ranks equally with and not prior to the subordinated debt securities in right of payment upon the happening of an insolvency event, and (ii) indebtedness which ranks junior to and not equally with or prior to the indebtedness referred to in clause (i) above in right of payment upon the happening of an insolvency event; and any renewals, extensions, modifications and refundings of any such Indebtedness.

“Other Senior Obligations” means any of our obligations to our creditors, whether outstanding on the date of execution of the subordinated indenture or created, assumed, incurred or guaranteed after that date, except:

•	Senior Indebtedness;

•	Subordinated debt securities (including the Series N notes) issued under the subordinated indenture and all indebtedness which specifically by its terms ranks equally with and not prior to the subordinated debt securities (including the Series N notes) in right of payment upon the happening of an insolvency event; and

•	indebtedness which ranks junior to and not equally with or prior to indebtedness referred to in the clause above in right of payment upon any insolvency event.

In October 2013, the U.S. federal banking regulators published the final Basel III capital rules applicable to U.S. banking organizations. The final capital rule includes criteria which must be met for subordinated notes to be treated as Tier 2 capital. In the event that we issue any Series N notes that are to be treated as Tier 2 capital, we will cause such notes to meet all of the criteria set forth in the final capital rules, including, among other things, the following:

•	the notes must be subordinated to our general creditors, as defined by the Federal Reserve, which generally includes all our senior indebtedness, including, at a minimum, all borrowed money, similar obligations arising from off-balance sheet guarantees and direct-credit substitutes, obligations associated with derivative products such as interest rate and foreign-exchange contracts, commodity contracts, and similar arrangements, and, in addition, for depository institutions, depositors;

•	The notes must be unsecured and not guaranteed;

•	The notes must have an original maturity of at least five years, with the amount that can be included in Tier 2 capital being reduced by 20% per year beginning five years from the date of maturity;

•	Holders can have no rights of acceleration of maturity except upon an insolvency event with respect to the Company or KeyBank;

•	The notes by their terms cannot be callable for at least five years except under certain limited circumstances; and

•	We may not call or redeem the notes at any time prior to maturity without prior Federal Reserve Board approval.

The subordinated indenture does not limit or prohibit the incurrence of additional Senior Indebtedness or Other Senior Obligations, and additional Senior Indebtedness may include indebtedness for money borrowed that is senior to the Series N notes, but subordinated to other obligations. The Series M notes, if issued, will constitute Senior Indebtedness.

Insolvency Event. Upon the occurrence of an insolvency event, the payment of principal of, premium, if any, or interest, if any, on the Series N notes is subordinated to the payment in full to the holders of the Senior Indebtedness.

If, after we have made those payments on the Senior Indebtedness and on the Other Senior Obligations, (1) there are amounts available for payment on the Series N notes and (2) creditors in respect to the Other Senior Obligations have not received their full payments, then we will first use amounts available for payment on the Series N notes to pay in full all Other Senior Obligations before we may make any payment on the Series N notes.

By reason of the subordination provisions, in certain circumstances relating to an insolvency event, the holders of Series N notes may recover less than the holders of Senior Indebtedness and the holders of Other Senior Obligations.

Ownership of Voting Stock of Significant Banks

The senior indenture contains a covenant by us that we will not sell or otherwise dispose of, or grant a security interest in, or permit a Significant Bank to issue, any shares of voting stock of the Significant Bank, unless we will own free of any security interest at least 80% of the issued and outstanding voting stock of the Significant Bank. The covenant will not apply if:

•	the proceeds of the sale or disposition are invested, within 90 days, in any subsidiary (including any corporation which after such investment becomes a subsidiary) engaged in a banking business or any business legally permissible for bank holding companies. However, if the proceeds are so invested in any subsidiary engaged in a business legally permissible for bank holding companies other than a banking business, we may not sell or otherwise dispose of, or grant a security interest in, or permit the subsidiary to issue, any shares of voting stock of the subsidiary to the same extent as if such subsidiary were a Significant Bank if, upon making the investment, the assets of or held for the account of the subsidiary constitutes 10% or more of our consolidated assets; or

•	the disposition is made in exchange for the stock of any bank.

“Significant Bank” means any of our directly or indirectly owned bank subsidiaries which assets constitute 10% or more of our consolidated assets. Currently, KeyBank is the only Significant Bank.

The subordinated indenture does not contain a similar covenant because inclusion of such a covenant under the 1992 Federal Reserve Board’s interpretation of its capital adequacy regulations, which imposed additional restrictions on subordinated debt of bank holding companies, would result in the subordinated debt securities not qualifying as Tier 2 capital.

Events of Default

You will have special rights if an Event of Default occurs with respect to the notes and is not otherwise cured, as described later in this subsection.

Senior Indenture. The term “Event of Default” in respect of the Series M notes means any of the following:

•	We do not pay the principal of, or any premium on, any Series M note on its due date.

•	We do not pay interest on any Series M note within 30 days of its due date.

•	We remain in breach of a covenant in respect of the Series M notes (other than a warranty or covenant solely for the benefit of a series other than the Series M notes) for 60 days after we receive a written notice of default stating we are in breach. The notice must be sent by either the trustee or holders of at least 25% of the principal amount of the Series M notes outstanding.

•	We or any Significant Bank owned by us file for bankruptcy, certain events of bankruptcy, insolvency or reorganization relating to us or any Significant Bank occur, or we or a Significant Bank goes into receivership or conservatorship.

•	We are required to accelerate the maturity of any indebtedness in an aggregate principal amount exceeding $20 million, for money borrowed by us or a Significant Bank, if the acceleration is not annulled within 10 days by a written notice. The notice must be sent by either the trustee or holders of at least 25% of the principal amount of the senior debt securities of that series outstanding.

The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal or interest, if it considers the withholding of notice to be in the best interests of the holders. In addition, the trustee must withhold notice for certain defaults for a period of 60 days.

If an Event of Default, other than the filing for bankruptcy or the happening of certain events of bankruptcy, insolvency or reorganization, has occurred and has not been cured, the trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount (or, if the Series M notes are original issue discount notes, a specified portion of the principal amount) of all the Series M notes to be due and immediately payable. This is called a declaration of acceleration of maturity.

Upon a filing for bankruptcy or the occurrence of certain events of bankruptcy, insolvency or reorganization, the trustee or the holders of 25% in principal amount of all the Series M notes then outstanding may declare the entire principal amount (or, if the Series M notes are original issue discount notes, a specified portion of the principal amount) of all the outstanding Series M notes to be due and immediately payable.

A declaration of acceleration of maturity may, under certain circumstances, be canceled by the holders of at least a majority in principal amount of the Series M notes then outstanding.

Subordinated Indenture. The term “Event of Default” in respect of the Series N notes means certain events occur relating to our bankruptcy, insolvency or reorganization or the receivership of a Major Bank.

“Major Bank” means any of our directly or indirectly owned bank subsidiaries which assets constitute 75% or more of our consolidated assets. Currently, KeyBank is the only Major Bank.

Upon the occurrence of certain events of bankruptcy, insolvency or reorganization, or receivership of a Major Bank, the trustee or the holders of 25% in principal amount of all the Series N notes then outstanding may declare the entire principal amount (or, if the Series N notes are original issue discount notes, a specified portion of the principal amount) of all the outstanding Series N notes to be due and immediately payable.

A declaration of acceleration of maturity may, under certain circumstances, be canceled by the holders of at least a majority in principal amount of the Series N notes then outstanding.

Unless otherwise provided in the terms of the Series N notes, there will be no right of acceleration of the payment of principal of the Series N notes upon a default in the payment of principal of, premium, if any, or interest, if any, or a default in the performance of any covenant or any agreement in the Series N notes or subordinated indenture.

In the event a “Default” occurs and is continuing, the trustee may, in its discretion and subject to certain conditions, seek to enforce its rights and the rights of the holders of the Series N notes by appropriate judicial proceeding. “Default” means, with respect to Series N notes, any of the following:

•	An Event of Default.

•	We do not pay the principal of, or any premium on, any Series N note at its maturity.

•	We do not pay interest on any Series N note on its due date and such default continues for a period of 30 days after its due date.

•	We remain in breach of a warranty or covenant in respect of any Series N note (other than a warranty or covenant solely for the benefit of a series other than the Series N notes) for 60 days after we receive a written notice of default stating we are in breach. The notice must be sent by either the trustee or holders of at least 25% of the principal amount of the Series N notes.

The trustee may withhold notice to the holders of notes of any default, except in the payment of principal, premium, if any, or interest, if any, or in the payment of any sinking fund installment, if it considers the withholding of notice to be in the best interests of the holders. In addition, the trustee must withhold notice for certain defaults for a period of 60 days.

Provisions Common to the Senior and Subordinated Indentures. Except in cases of default where the trustee has some special duties, the trustee is not required to take any action under the applicable indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability (called an “indemnity”). If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding notes of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

Before you are allowed to bypass your trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the notes, the following must occur:

•	You must give your trustee written notice that an Event of Default, in the case of the Series M notes, or an Event of Default or a Default, in the case of the Series N notes, has occurred and remains uncured.

•	The holders of 25% in principal amount of all outstanding notes of the relevant series must make a written request that the trustee take action because of the Event of Default or Default, as the case may be, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

•	The trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity.

•	The holders of a majority in principal amount of such notes must not have given the trustee a direction inconsistent with the above notice.

However, you are entitled at any time to bring a lawsuit for the payment of principal of, or premium, if any, or, subject to certain conditions, of interest, if any, on the notes on or after the due date.

Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration.

Each year, we will furnish to each trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the applicable indenture and the notes, or else specifying any default.

Merger or Consolidation

Under the terms of the indentures, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell all or substantially all of our assets to another entity. However, we may not take any of these actions unless all the following conditions are met:

•	We are the continuing corporation or our purchaser or successor is a corporation organized under the laws of the United States of America, or any of its States or the District of Columbia.

•	We are the continuing corporation or our purchaser or successor must agree to assume our obligations on the notes and under the indentures.

•	The merger or sale of assets must not cause, in the case of the Series M notes, an Event of Default or, in the case of the Series N notes, a Default or an Event of Default, or cause an event, which after notice or lapse of time, would become an Event of Default or a Default.

•	If, as a result of a merger or sale of assets, shares of voting stock of any Significant Bank become subject to a security interest not permitted under the senior indenture, we, or our purchaser or successor, must take all necessary steps to secure the Series M notes equally and ratably with, or prior to, the indebtedness secured by the security interest.

•	We must deliver certain certificates and documents to the trustee.

Modification or Waiver

Changes Requiring Approval. We and the trustee may modify each indenture with the consent of not less than 66 2⁄3% in principal amount of each series of outstanding notes affected by the modification. However, we may not, without the consent of each affected holder:

•	change the stated maturity of the principal of, or premium, if any, on any note;

•	change any installment of principal of or interest, if any, on any note;

•	reduce any amounts due on any note;

•	change any obligation to pay additional amounts in respect of any note;

•	reduce the amount of principal of an original issue discount security or indexed security payable upon acceleration of the maturity of a security or payable in bankruptcy;

•	adversely affect any right of repayment at the holder’s option;

•	change the place or currency of payment on any note;

•	impair your right to sue for payment;

•	adversely affect any right to convert a debt security in accordance with its terms;

•	modify the subordination provisions in the subordinated indenture in a manner that is adverse to holders of the Series M notes;

•	reduce the percentage in principal amount of holders of notes needed to consent to modify or amend the applicable indenture;

•	reduce the percentage in principal amount of holders of notes needed to consent to waive compliance with certain provisions of the applicable indenture or to waive certain defaults;

•	reduce the requirements for voting or quorum relating to bearer securities; and

•	modify any of the provisions relating to supplemental indentures requiring the consent of holders, relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of holders whose consent is required for these actions or to provide that certain provisions of the applicable indenture cannot be modified or waived without the consent of each affected holder.

In addition, under the subordinated indenture, no modification may affect the rights of any holder of Senior Indebtedness or Other Senior Obligations as described under “Subordination of Series N Notes” without the consent of the affected holder of Senior Indebtedness or Other Senior Obligations.

Changes Not Requiring Approval. Certain changes do not require any vote by the holders of any notes. They are limited to clarifications and certain other changes that would not adversely affect holders of the outstanding notes in any material respect.

Waiver. The holders of at least 66 2⁄3% in principal amount of any series of notes issued under an indenture may waive, on behalf of the holders of that series, our compliance with certain restrictive provisions in that indenture. Similarly, the holders of at least 66 2⁄3% in principal amount of any series of notes issued under an indenture may waive, on behalf of the holders of that series, any past default under that indenture, except a default in the payment of principal, or premium, if any, or interest, if any, or in the performance of certain covenants or provisions which can only be modified with the consent of each affected holder. See “— Changes Requiring Approval.”

Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the applicable indenture or the notes or request a waiver.

Discharge, Covenant Defeasance and Full Defeasance

Discharge. Under terms satisfactory to the trustee, we may discharge certain obligations to holders of any series of notes issued under the respective indentures which have not already been delivered to the trustee for cancellation. Such notes must also:

•	have become due and payable;

•	be due and payable by their terms within one year; or

•	be scheduled for redemption by their terms within one year.

Covenant Defeasance. Under current federal tax law, we can make the deposit described below and be released from some of the restrictive covenants in the indenture under which the particular series was issued. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay your Notes. In order to achieve covenant defeasance, we must do the following:

•	We must deposit irrevocably in trust for the benefit of all holders of the notes of the particular series money and/or U.S. Government Obligations that will generate enough cash to make interest, principal and any other payments on the notes on their various due dates.

•	We must deliver to the trustee a legal opinion of our counsel confirming that, under current federal income tax law, we may make the above deposit without causing you to be taxed on the notes any differently than if we did not make the deposit and just repaid the notes ourselves at maturity.

Full Defeasance. If there is a change in federal tax law, as described below, we can legally release ourselves from all payment and other obligations (subject to limited exceptions) on the notes of a particular series (called “full defeasance”) if we put in place the following other arrangements for you to be repaid:

•	We must deposit in trust for the benefit of all holders of the notes of the particular series money and/or Government Obligations that will generate enough cash to make interest, principal and any other payments on the notes on their various due dates.

•	We must deliver to the trustee a legal opinion confirming that there has been a change in current federal tax law or an Internal Revenue Service (or “IRS”) ruling that lets us make the above deposit without causing you to be taxed on the notes any differently than if we did not make the deposit and just repaid the notes ourselves at maturity. Under current federal tax law, the deposit and our legal release from the notes would be treated as though we paid you your share of the cash and notes or bonds at the time the cash and notes or bonds were deposited in trust in exchange for your notes and you would recognize gain or loss on the notes at the time of the deposit.

Unless otherwise provided in the applicable pricing supplement, if, after we have irrevocably deposited the funds to effect defeasance or covenant defeasance with respect to notes of a series,

•	the holder of the notes of the series is entitled to and elects to receive payment in a currency other than that in which the deposit has been made, or

•	a Currency Conversion Event (as defined in the applicable indenture) occurs, then the indebtedness represented by the notes will be fully discharged through the payment of the principal of, premium, if any, and interest, if any, on the notes out of the proceeds yielded by converting the deposited amount into the currency in which the notes become payable as a result of the election or Currency Conversion Event based on the applicable Market Exchange Rate. Unless the applicable pricing supplement provides otherwise, all payments on any note that is payable in a foreign currency with respect to which a Currency Conversion Event occurs will be made in U.S. dollars.

If we accomplish covenant defeasance or full defeasance, you can still look to us for payment of the notes if the trustee or any paying agent is prevented by order or judgment of any court or governmental authority from making payment. However, if we make such payment to you, we will be subrogated to the rights of the holders of the applicable notes to receive the payment from the money held by the trustee or paying agent.

Concerning the Trustee

Deutsche Bank Trust Company Americas is trustee under both indentures. We and certain of our subsidiaries maintain deposit accounts and conduct other banking transactions with Deutsche Bank Trust Company Americas and its affiliates in the ordinary course of business. The trustee may resign or be removed provided that a successor trustee is appointed.

In the event we issue debt securities under an indenture with Deutsche Bank Trust Company Americas and Deutsche Bank Trust Company Americas is also a trustee for any subordinate or superior class of debt securities under another indenture, a default under either indenture could cause a conflict of interest for Deutsche Bank Trust Company Americas under the Trust Indenture Act. If such a default is not cured or waived within 90 days after the trustee has acquired the conflict of interest, the trustee is required under the Trust Indenture Act to either eliminate such conflict of interest or resign as trustee with respect to the debt securities issued under one of the indentures. In the event the trustee resigns, we will promptly appoint a successor trustee with respect to the affected debt securities.

Form of Notes; Book-Entry Notes

We may issue the notes in registered form, in which case we may issue them either in book-entry form only or in “certificated” form. Notes issued in book-entry form will be represented by global notes. We expect that we will usually issue notes in book-entry only form represented by global notes. We and the Agents will agree on the form of notes to be issued in respect of any series of notes. Notes may be issued in the form of global notes, which we may elect to issue in the form of one or more master global notes. A master global note will evidence our indebtedness under one or more series of notes issued or to be issued under the indentures. The terms of each note evidenced by a master global note shall be identified on the records of KeyCorp maintained by the paying agent. At the request of the registered owner of a master global note, we shall promptly issue and deliver one or more separate note certificates evidencing each note evidenced by a master global note. We refer to each of these notes as a global note.

You may elect to hold interests in the registered global notes either in the United States through DTC or outside the United States through Clearstream Banking, société anonyme (“Clearstream”) or Euroclear Bank, S.A./N.V., or its successor, as operator of the Euroclear System, (“Euroclear”) if you are a participant of such system, or indirectly through organizations that are participants in such systems. Interests held through Clearstream and Euroclear will be recorded on DTC’s books as being held by the U.S. depositary for each of

Clearstream and Euroclear, which U.S. depositaries will in turn hold interests on behalf of their participants’ customers’ securities accounts.

Certain information regarding DTC, Clearstream and Euroclear, respectively, is set forth below.

The Depository Trust Company

DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over two million issues of U.S. and non-U.S. equity, corporate and municipal debt, and money market instruments from over 85 countries that DTC’s participants (“DTC participants”) deposit with DTC. DTC also facilitates the post-trade settlement among DTC participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between DTC participants’ accounts. These services eliminate the need for physical movement of securities certificates. DTC participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of DTC participants and members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation (also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc. and FINRA. Access to the depository system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. The rules applicable to DTC’s participants are on file with the SEC. More information about DTC can be found at its website at http://www.dtcc.com.

Purchases of notes within the DTC system must be made by or through direct participants, who will receive a credit for the notes on DTC’s records. The ownership interest of each actual purchaser of each note is in turn to be recorded on the direct and indirect participants’ records. DTC will not send written confirmation to beneficial owners of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased notes. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, unless the book-entry system for the notes is discontinued.

DTC has no knowledge of the actual beneficial owners of the notes. DTC’s records reflect only the identity of the direct participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners and the voting rights of direct participants, indirect participants and beneficial owners, subject to any statutory or regulatory requirements as is in effect from time to time, will be governed by arrangements among them.

We will send redemption notices to Cede & Co. as the registered holder of the notes. If less than all of the notes are redeemed, DTC’s current practice is to determine by lot the amount of the interest of each direct participant to be redeemed.

Although voting on the notes is limited to the holders of record of the notes, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote on notes. Under its usual procedures,

DTC would mail an omnibus proxy to the relevant trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to direct participants for whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

The relevant trustee will make distribution payments on the notes to DTC. DTC’s practice is to credit direct participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on the payment date. Standing instructions and customary practices will govern payments from participants to beneficial owners.

Subject to any statutory or regulatory requirements, participants, and not DTC, the relevant trustee, trust or us, will be responsible for the payment. The relevant trustee is responsible for payment of distributions to DTC. Direct and indirect participants are responsible for the disbursement of the payments to the beneficial owners.

DTC may discontinue providing its services as securities depositary on any of the notes at any time by giving reasonable notice to the relevant trustee and to us. If a successor securities depositary is not obtained, final note certificates must be printed and delivered. We may, at our option, decide to discontinue the use of the system of book-entry transfers through DTC (or a successor depositary). After an event of default, the holders of an aggregate principal amount of notes may discontinue the system of book-entry transfers through DTC. In this case, final certificates for the notes will be printed and delivered.

Clearstream

Clearstream has advised us that it was incorporated as a limited liability company under the laws of the Grand Duchy of Luxembourg. Clearstream is owned by Cedel International, société anonyme, and Deutsche Börse AG. The shareholders of these two entities are banks, securities dealers and financial institutions. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream customers through electronic book-entry changes in accounts of Clearstream customers, thus eliminating the need for physical movement of certificates. Transactions may be settled by Clearstream in many currencies, including U.S. dollars. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities, securities lending and borrowing. Clearstream also deals with domestic securities markets in over 30 countries through established depository and custodial relationships. Clearstream interfaces with domestic markets in a number of countries. Clearstream has established an electronic bridge with Euroclear Bank S.A./N.V., the operator of Euroclear (the “Euroclear operator”) to facilitate settlement of trades between Clearstream and Euroclear.

As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the United States, Clearstream customers are limited to securities brokers and dealers and banks, and may include the Agents. Other institutions that maintain a custodial relationship with a Clearstream customer may obtain indirect access to Clearstream. Clearstream is an indirect participant in DTC.

Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream customers in accordance with its rules and procedures, to the extent received by Clearstream.

Euroclear

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in many currencies, including

U.S. dollars and Japanese yen. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described below.

Euroclear is operated by the Euroclear operator, under contract with Euroclear plc, a company organized under the laws of England and Wales. The Euroclear operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the Agents. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Euroclear is an indirect participant in DTC.

The Euroclear operator is supervised as a Belgian bank by the Belgian Banking and Finance Commission and is overseen as the operator of a securities settlement system by the National Bank of Belgium.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System (the “Euroclear Terms and Conditions”) and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear operator. Specifically, these terms and conditions govern:

•	transfers of securities and cash within Euroclear;

•	withdrawal of securities and cash from Euroclear; and

•	receipt of payments with respect to securities in Euroclear.

All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding securities through Euroclear participants.

Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Euroclear Terms and Conditions, to the extent received by the Euroclear operator.

We have obtained the information in this section about DTC, Clearstream and Euroclear from sources that we believe to be accurate, and we assume no responsibility for the accuracy of the information. We have no responsibility for the performance by DTC, Clearstream or Euroclear, or their participants of their respective obligations as described in this prospectus or under the rules and procedures governing their respective operations.

Settlement

You will be required to make your initial payment for the notes in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in

DTC in accordance with DTC rules on behalf of the relevant European international clearing system by U.S. depository; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (based on the applicable European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depository to take action to effect final settlement on its behalf by delivering or receiving the notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

“Beneficial owner” means the ownership interest of each actual purchaser of each note.

“Direct participants” means securities brokers and dealers, banks, trust companies, clearing corporations and other organizations who, along with members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation, as well as the New York Stock Exchange, Inc. and FINRA, own DTC. Purchases of the notes within the DTC system must be made by or through direct participants who will receive a credit for the notes on DTC’s records.

“Indirect participants” means securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly, and who also have access to the DTC system.

“proxy” refers to the omnibus proxy that DTC would mail under its usual procedures to the relevant trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to direct participants for whose accounts the notes are credited on the record date.

SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES

Unless we indicate otherwise in the applicable pricing supplement, we will denominate the notes in U.S. dollars; we will make principal and interest payments on the notes in U.S. dollars; and you must pay the purchase price of the notes in immediately available funds. If any of the notes (“foreign currency notes”) are to be denominated or payable in a currency or basket of currencies other than U.S. dollars (a “specified currency”), the following provisions will apply in addition to, and to the extent inconsistent therewith will replace, the description of general terms and provisions of notes set forth in the accompanying prospectus and elsewhere in this prospectus supplement.

A pricing supplement with respect to any foreign currency note (which may include information with respect to applicable current foreign exchange controls) is a part of this prospectus and prospectus supplement. Any information we furnish you concerning exchange rates is furnished as a matter of information only and you should not regard it as indicative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

Currencies

We may offer foreign currency notes denominated and/or payable in a specified currency or specified currencies. Unless we indicate otherwise in the applicable pricing supplement, you are required to pay for foreign currency notes in the specified currency. At the present time, there are limited facilities in the United States for conversion of U.S. dollars into specified currencies and vice versa, and banks may elect not to offer non-U.S. dollar checking or savings account facilities in the United States. However, at your request on or prior to the third business day preceding the date of delivery of the foreign currency notes, or by such other day as determined by the agent who presents such offer to purchase foreign currency notes to us, such agent may be prepared to arrange for the conversion of U.S. dollars into the applicable specified currency set forth in the applicable pricing supplement to enable the purchasers to pay for the foreign currency notes. The agent or agents will make each such conversion on such terms and subject to such conditions, limitations and charges as the agent may from time to time establish in accordance with their regular foreign exchange practices. If you purchase foreign currency notes you will pay all costs of exchange.

The applicable pricing supplement will set forth information about the specified currency in which a particular foreign currency note is denominated and/or payable, including historical exchange rates and a description of the currency and any exchange controls, and, in the case of a basket of currencies, will include a description of such basket and a description of provisions for payment in the event such currency basket is no longer used for the purposes for which it was established.

Payment of Principal and Interest

We will pay the principal of and interest on foreign currency notes in the specified currency. Currently, banks do not generally offer non-U.S. dollar denominated account facilities in their offices in the United States, although they are permitted to do so. Accordingly, if you are a holder of foreign currency notes you will be paid in U.S. dollars converted from the specified currency unless you elect to be paid in the specified currency or unless the applicable pricing supplement provides otherwise.

If you hold a foreign currency note, we will base any U.S. dollar amount that you are owed on the highest bid quotation in The City of New York received by our agent specified in the applicable pricing supplement (the “exchange rate agent”) at approximately 11:00 a.m., New York City time, on the second business day preceding the applicable payment date from three recognized foreign exchange dealers (one of whom may be the exchange rate agent) selected by the exchange rate agent and approved by us for the purchase by the quoting dealer of the specified currency for U.S. dollars for settlement on such payment date in the aggregate amount of the specified currency payable to all holders of foreign currency notes scheduled to receive U.S. dollar payments and at which the applicable dealer commits to execute a contract. If three such bid quotations are not available, we will make payments in the specified currency. All currency exchange costs will be borne by the holders of the foreign currency note by deductions from such payments.

Unless we indicate otherwise in the applicable pricing supplement, as a holder of foreign currency notes you may elect to receive payment of the principal of and interest on the foreign currency notes in the specified currency by transmitting a written request for such payment to the corporate trust office of the trustee in The City of New York on or prior to the regular record date or at least 15 calendar days prior to maturity, as the case may be. You may make this request in writing (mailed or hand delivered) or sent by facsimile transmission. As a holder of a foreign currency note, you may elect to receive payment in the specified currency for all principal and interest payments and need not file a separate election for each payment. Your election will remain in effect until revoked by written notice to the trustee, but written notice of any such revocation must be received by the trustee on or prior to the regular record date or at least 15 calendar days prior to the maturity date, as the case may be. If your foreign currency notes are held in the name of a broker or nominee, you should contact your broker or nominee to determine whether and how you may elect to receive payments in the specified currency.

If a note is represented by a global security, DTC or its nominee will be the holder of the note and will be entitled to all payments on the note. Although DTC can hold notes denominated in foreign currencies, all payments to DTC will be made in U.S. dollars. Accordingly, a beneficial owner of the related global security who elects to receive payments of principal, premium, if any, and/or interest, if any, in the specified currency must notify the participant through which it owns its interest on or prior to the applicable record date or at least 15 calendar days prior to the maturity, as the case may be, of such beneficial owner’s election. The participant must notify DTC of such election on or prior to the third business day after such record date or at least 12 calendar days prior to the maturity, as the case may be, and DTC will notify the trustee of such election on or prior to the fifth business day after such record date or at least 10 calendar days prior to the maturity, as the case may be. If the participant receives complete instructions from the beneficial owner and such instructions are forwarded by the participant to DTC, and by DTC to the trustee, on or prior to such dates, then the beneficial owner will receive payments in the specified currency. See “Form of Notes — Book-Entry Notes.”

We will pay principal and interest on foreign currency notes to be paid in U.S. dollars in the manner specified in the accompanying prospectus, any applicable pricing supplement, and this prospectus supplement with respect to notes denominated in U.S. dollars. See “Description of Notes — General.” We will pay interest on foreign currency notes in the specified currency by check mailed on the relevant interest payment date to the persons entitled thereto to the address of such holders as they appear in the security register or, at our option by wire transfer to a bank account maintained by the holder in the country of the specified currency. The principal of foreign currency notes, together with interest accrued and unpaid thereon, due at maturity will be paid in immediately available funds upon surrender of such notes at the corporate trust office of the applicable trustee in The City of New York, or, at our option, by wire transfer to such bank account.

Payment Currency

If a specified currency is not available for the payment of principal, premium or interest with respect to a foreign currency note due to the imposition of exchange controls or other circumstances beyond our control, we will be entitled to satisfy our obligations to holders of foreign currency notes by making such payment in U.S. dollars on the basis of the noon buying rate in The City of New York for cable transfers of the specified currency as certified for customs purposes (or, if not so certified as otherwise determined) by the Federal Reserve Bank of New York (the “market exchange rate”) as computed by the exchange rate agent on the second business day prior to such payment or, if not then available, on the basis of the most recently available market exchange rate or as otherwise indicated in an applicable pricing supplement. Any payment made under such circumstances in U.S. dollars where the required payment is in a specified currency will not constitute a default under the indenture with respect to the notes.

All determinations referred to above made by the exchange rate agent will be at its sole discretion and will, in the absence of clear error, be conclusive for all purposes and binding on the holders of the foreign currency notes.

As indicated above, if you invest in foreign currency notes or currency indexed notes, your investment will be subject to substantial risks, the extent and nature of which change continuously. As with any investment that you make in a security, you should consult your own financial and legal advisors as to the risks entailed in an investment in foreign currency notes or currency indexed notes. Such notes are not an appropriate investment for you if you are unsophisticated with respect to foreign currency matters.

MATERIAL UNITED STATES TAX CONSIDERATIONS

In the opinion of Squire Patton Boggs (US) LLP, special tax counsel to KeyCorp, the following summary accurately describes certain material United States federal income tax statutory and regulatory provisions which may pertain to the purchase, ownership and disposition of notes as of the date hereof. This summary is based on the Code, (final and temporary regulations promulgated under the Code (the “Treasury Regulations”)), rulings and decisions now in effect, all of which are subject to change (either retroactively or prospectively and including changes in effective dates) or possible differing interpretations, which could result in federal income tax consequences different from those discussed below. The summary deals only with persons holding notes as capital assets and does not purport to deal with persons in special tax situations, such as:

•	financial institutions,

•	insurance companies,

•	regulated investment companies and real estate trusts,

•	dealers in securities or currencies,

•	tax-exempt entities,

•	personal holding companies,

•	partnerships or other pass-through entities, and investors therein,

•	certain former citizens or former residents of the United States,

•	persons subject to the alternative minimum tax,

•	non-United States persons subject to special rules, such as controlled foreign corporations and passive foreign investment companies,

•	persons holding notes as a hedge against currency risks or as a position in a “straddle” or conversion transaction for tax purposes, or

•	U.S. holders (as defined below) whose functional currency is not the United States dollar.

The United States federal income tax consequences of purchasing, holding or disposing of amortizing notes, extendible notes, renewable notes, indexed notes, foreign currency notes (other than the single foreign currency notes (as defined below)) and floating rate notes that provide for one base rate followed by a different base rate, a base rate followed by a fixed rate, or a fixed rate followed by a base rate, will be set out in the applicable pricing supplement. The summary also does not deal with holders other than original purchasers except as provided below. Additional tax considerations or consequences may result from the particular terms established in any pricing supplement or in any note. This tax summary is limited to the present federal income tax laws of the United States, and, except as otherwise provided by the United States federal securities laws, Squire Patton Boggs (US) LLP assumes no obligation to revise or supplement this tax summary with respect to notes issued pursuant to this prospectus supplement and the accompanying prospectus in the event the present laws referred to above change by legislative action, judicial decision, or otherwise, or the facts as they presently exist change to the extent any such changes occur after the date of issue.

Persons considering the purchase, ownership, or disposition of the notes should consult their own tax advisors concerning the application of United States federal income and other tax laws (including estate and gift tax laws) to their particular situations as well as any consequences of the purchase, ownership and disposition of the notes arising under the laws of any state, local or foreign taxing jurisdiction.

As used herein, a “U.S. holder” of a note means a beneficial owner of a note that is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or an entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision thereof;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust or if the trust has validly made an election to be treated as a United States person under applicable Treasury Regulations.

As used herein, the term “non-U.S. holder” means a beneficial owner of a note that is neither a U.S. holder nor a partnership for United States federal income tax purposes.

If a partnership (including an entity or arrangement treated as a partnership for United States federal income tax purposes) holds a note, the tax treatment of the partner generally will depend upon the status of the partner and the activities of the partnership. Partners and partnerships holding notes should consult their tax advisors regarding United States federal tax consequences of the purchase, ownership and disposition of the notes.

“Single foreign currency note” means a note on which all payments a holder is entitled to receive are denominated in or determined by reference to the value of a single foreign currency. “Foreign currency” means a currency or currency unit, other than a hyperinflationary currency or the United States dollar.

U.S. Holders

Interest

As a general rule, interest paid or accrued on the notes, including qualified stated interest on notes with original issue discount, if any, will be treated as ordinary income to U.S. holders. A U.S. holder using the accrual method of accounting for United States federal income tax purposes must include interest paid or accrued on the notes in ordinary income as the interest accrues, while a U.S. holder using the cash receipts and disbursements method of accounting for United States federal income tax purposes must include interest in income when payments are received or constructively received by the holder, except as described below under the section entitled “— Original Issue Discount.”

Original Issue Discount

A note with a term greater than one year may be issued with original issue discount for United States federal income tax purposes (i.e., a discount note). Generally, original issue discount will arise if the stated redemption price at maturity (generally, the sum of all payments to be made under the note other than payments of qualified stated interest) of a note exceeds its issue price by more than a de minimis amount of at least 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity or if a note has certain interest payment characteristics (e.g., certain interest holidays, interest payable in debt of the issuer, stepped interest rates or interest rates based upon multiple indices). The issue price of notes that are issued for cash will be the first price at which a substantial amount of the notes in the issue are sold for money (for this purpose, sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers are ignored). “Qualified stated interest” generally is stated interest that is unconditionally payable in cash or property (other than a debt instrument of the issuer) at least annually at a single fixed rate (appropriately taking into account the length of the intervals of the payments) with certain exceptions for lower rates paid during some periods. If a note is issued with original issue discount, a U.S. holder of the note will be required to include original issue discount amounts in gross income for United States federal income tax purposes on an accrual basis using the constant yield to maturity method and, as a result, a U.S. holder may be required to include these amounts in income in advance of receipt of the cash payments to which the amounts are attributable. Any amounts included in income as original issue discount with respect to a note will increase a U.S. holder’s adjusted tax basis in the discount note.

Computation of Original Issue Discount

The amount of original issue discount includible in income by a U.S. holder of a note having original issue discount is the sum of the daily portions of original issue discount with respect to the note for each day during the taxable year or portion of the taxable year in which the U.S. holder holds the note. Generally, the daily portion is determined by allocating to each day in any accrual period a pro rata portion of the original issue discount allocable to that accrual period. Accrual periods with respect to a note may be of any length selected by the U.S. holder and may vary in length over the term of the note as long as (1) no accrual period is longer than one year and (2) each scheduled payment of interest or principal on the note occurs either on the final or first day of an accrual period.

The amount of original issue discount allocable to an accrual period equals the excess, if any, of:

•	the product of the note’s adjusted issue price at the beginning of the accrual period and the note’s yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over

•	the sum of the payments of qualified stated interest on the note allocable to the accrual period.

The “adjusted issue price” of a note at the beginning of any accrual period (determined without regard to the amortization of any acquisition or bond premium, as discussed below) is (a) the sum of the issue price of the note and the accrued original issue discount for each prior accrual period less (b) any prior payments on the note that were not qualified stated interest payments.

Treasury Regulations provide special rules for notes that provide for one or more alternative payment schedules applicable upon the occurrence of a contingency or contingencies, including optional redemption. Notes which may be redeemed in whole or in part prior to their stated maturity will be treated as having a maturity date for United States federal income tax purposes on the earlier redemption date if this redemption would result in a lower yield to maturity in the case of a redemption at the issuer’s option or a higher yield to maturity in the case of a redemption at the holder’s option. Notice will be given in the applicable pricing supplement when we determine that a particular note will be deemed to have a maturity date for United States federal income tax purposes prior to its stated maturity. Investors intending to purchase notes with such features should consult their own tax advisors, since the original issue discount consequences will depend, in part, on the particular terms and features of those notes.

De Minimis Rule

If a note is issued with de minimis original issue discount, the U.S. holder generally must include any de minimis original issue discount in income at maturity unless the election described below under “— Election to Treat All Interest as Original Issue Discount” is made. Any amount of de minimis original issue discount that has not been included in income prior to sale, exchange or retirement of a note will be treated as capital gain.

Variable Rate Debt Instrument

Floating rate notes may be subject to rules that differ from these general rules described above. Prospective investors should consult their own tax advisors with respect to the tax consequences of any prospective purchase of floating rate notes. In general, a note will be treated as a “variable rate debt instrument” for purposes of the Treasury Regulations only if the note is issued for an amount that does not exceed the total noncontingent principal payments by more than an amount equal to the lesser of (1) 0.015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date or (2) 15% of the total noncontingent principal payments. In addition, to be a variable rate debt instrument, the note must bear stated interest (compounded or paid at least annually) at:

•	one or more qualified floating rates,

•	a single fixed rate and one or more qualified floating rates,

•	a single objective rate, or

•	a single fixed rate and a single objective rate that is a “qualified inverse floating rate.”

A qualified floating rate or objective rate must be set at a current value of that rate, that is, the value of the variable rate on any day that is no earlier than three months prior to the first day on which that value is in effect and no later than one year following that day. A “qualified floating rate” generally is a rate the variations in the value of which can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the note is denominated. Generally, a multiple of a qualified floating rate will be a qualified floating rate only if it is a fixed multiple that is greater than 0.65, but not more than 1.35. If a note provides for two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the instrument, the qualified floating rates together constitute a single qualified floating rate. Two or more qualified floating rates will be conclusively presumed to be a single qualified floating rate if the values of all rates on the issue date are within 0.25 percentage points of each other.

A variable rate that is subject to an interest rate cap, floor, governor or similar restriction on rate adjustment may be a qualified floating rate only if such restriction is fixed throughout the term of the debt instrument, or is not reasonably expected as of the issue date to cause the yield on the debt instrument to differ significantly from its expected yield absent the restriction. An “objective rate” is a rate (other than a qualified floating rate) that is determined using a single fixed formula and that is based on objective financial or economic information other than a rate based on information that is within the control of the issuer (or related party) or that is unique to the circumstances of the issuer (or related party), for example, dividends, profits or the value of the issuer’s stock (although a rate does not fail to be an objective rate merely because it is based on the credit quality of the issuer). The IRS may designate other variable rates that will be treated as objective rates. However, a variable rate is not an objective rate if it is reasonably expected that the average value of the rate during the first half of the debt instrument’s term will differ significantly from the average value of that rate during the final half of its term.

A “qualified inverse floating rate” is a rate that is equal to a fixed rate minus a qualified floating rate and the variations in which can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate, disregarding certain restrictions on that rate, for example, as caps, floors or governors. Finally, the Treasury Regulations specify that a variable rate debt instrument may not provide for any principal payments that are contingent.

In general, the rules for determining the amount and accrual of original issue discount and qualified stated interest on a variable rate debt instrument convert the debt instrument into a fixed rate debt instrument and then apply the general original issue discount rules to the debt instrument. If a note bears interest that is unconditionally payable at least annually at a single qualified floating rate or an objective rate, all stated interest is qualified stated interest. In the case of a single qualified floating rate or a qualified inverse floating rate, the accrual of original issue discount is determined by assuming that the note bears interest at a fixed rate equal to the qualified floating rate or qualified inverse floating rate, as of the issue date. In the case of an objective rate (other than a qualified inverse floating rate), the accrual of original issue discount is calculated by assuming that the note bears interest at a fixed rate that reflects the yield that is reasonably expected for the note. In both cases, the amount of qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during that period exceeds (or is less than) the interest assumed to be paid. If a note that is a variable rate debt instrument bears interest at a variable rate other than a single qualified floating rate or objective rate, the amount and accrual of original issue discount are generally determined by converting the variable rate debt instrument into a fixed rate debt instrument as generally described above, applying the general original issue discount rules, and then making appropriate adjustments for actual interest rates under the note.

Contingent Payment Debt Instruments

Notes that provide for a variable rate of interest but that do not qualify as variable rate debt instruments are contingent payment debt instruments. The Treasury Regulations relating to the tax treatment of contingent payment debt instruments adopt the “noncontingent bond method” for contingent payment debt instruments that are issued for cash or publicly traded property. Under the noncontingent bond method, the yield on the debt instrument must first be determined based on the yield at which the issuer would issue a fixed rate debt instrument with terms and conditions similar to those of the contingent payment debt instrument. A projected payment schedule is then set to fit the yield. Once a projected payment schedule is determined for a debt instrument as of the issue date, interest accrues on the debt instrument based on this schedule. The projected payment schedule includes all noncontingent payments as well as a projected amount for each contingent payment. Appropriate adjustments are made to account for any difference between the projected amount of a contingent payment and the actual amount of the payment. The projected amounts are, in effect, treated as fixed, and interest accrual is required based on these projected amounts whether or not the amount of any payment is fixed or determinable in the taxable year. Thus, the noncontingent bond method may result in recognition of income prior to the receipt of cash. Prospective investors should consult their own tax advisors with respect to the application of the contingent payment debt instrument provisions to floating rate notes.

Short-Term Notes

Notes that have a fixed maturity of one year or less (i.e., short-term notes) generally will be deemed to have been issued with original issue discount (generally, the excess of the short-term note’s principal amount, plus all interest payable on the note, over the note’s issue price). In general, an individual or other cash method U.S. holder is not required to accrue original issue discount on a short-term note unless the holder elects to do so. If no election is made, any gain recognized by the U.S. holder on a taxable disposition (including the maturity) of a short-term note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election on a constant yield method (based on daily compounding) through the date of sale or maturity, and a portion of the deductions otherwise allowable to the U.S. holder for interest on borrowings allocable to a short-term note will be deferred until a corresponding amount of income is realized. U.S. holders who report income for United States federal income tax purposes under the accrual method, and certain other holders, including banks and dealers in securities, are required to accrue original issue discount on a short-term note (unless the holder elects to accrue “acquisition discount” in lieu of original issue discount on such note). “Acquisition discount” is the excess of the remaining stated redemption price at maturity of the short-term note over the holder’s tax basis in the short-term note at the time of the acquisition. Acquisition discount will be treated as accruing ratably or at the election of the holder, under a constant yield method based on daily compounding.

Market Discount

If a U.S. holder purchases a note, other than a discount note, for an amount that is less than its issue price or, in the case of a discount note, for an amount that is less than its adjusted issue price as of the purchase date, i.e., revised issue price, the amount of the difference will be treated as “market discount” for United States federal income tax purposes, unless the difference is less than a specified de minimis amount. Under the market discount rules of the Code, a U.S. holder will be required to treat any partial principal payment on or any gain on the sale, exchange, retirement or other taxable disposition of a note as ordinary income to the extent that any market discount has accrued with respect to the note and was not previously included in income by the U.S. holder (pursuant to an election by the U.S. holder to include any market discount in income as it accrues) at the time of such disposition.

Market discount is accrued on a straight-line basis unless the U.S. holder elects to accrue market discount under a constant yield method. If the note is disposed of in a nontaxable transaction (other than a nonrecognition transaction described in Section 1276(c) of the Code), a U.S. holder will include any accrued market discount in ordinary income (generally, as interest) as if the U.S. holder had sold the note at its then fair market value. In addition, the U.S. holder may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, deductions for all or a portion of the interest expense on any indebtedness incurred or maintained to purchase or carry the note, unless the U.S. holder elects to include market discount in income currently as it accrues. If an election were made to include market discount in income currently as it accrues, that election would apply to all debt instruments with market discount acquired by the U.S. holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

Acquisition Premium; Amortizable Bond Premium

A U.S. holder who purchases a discount note for an amount that is greater than its adjusted issue price but equal to or less than its stated redemption price at maturity (generally, the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest) will be considered to have purchased the note at an “acquisition premium.” Under the acquisition premium rules, the amount of original issue discount which the U.S. holder must include in its gross income with respect to the note for any taxable year will be reduced by the portion of the acquisition premium properly allocable to the taxable year.

A U.S. holder who purchases a note for an amount in excess of the note’s stated redemption price at maturity (or earlier call date as applicable) will be considered to have purchased the note at a “premium.” A U.S. holder generally may elect to amortize this premium over the remaining term of the note (or until the earlier call date) on a constant yield method with a corresponding decrease in its tax basis in the note. The amount amortized in any taxable year will be treated as a reduction of the U.S. holder’s interest income from the note. If a U.S. holder does not make this election, the amount of such premium will decrease the gain or increase the loss otherwise recognized on a taxable disposition of the note.

For notes purchased at a premium, the premium amount may be amortized to offset interest income only as a U.S. holder takes the qualified stated interest into account under the U.S. holder’s regular accounting method. In the case of instruments that provide for alternative payment schedules, generally, bond premium is calculated by assuming that both the issuer and the U.S. holder will exercise or not exercise options in a manner that maximizes the U.S. holder’s yield. If a U.S. holder elects to amortize bond premium for a specific taxable year, that election would apply to all the U.S. holder’s debt instruments held on or after the first day of that taxable year. U.S. holders should consult their own tax advisors as to the calculation of premium, if any, and the maturity date or earlier call date, as applicable, for determining and amortizing the premium.

Election to Treat All Interest as Original Issue Discount

Under the Treasury Regulations, a U.S. holder may elect to treat all interest on any note as original issue discount and calculate the amount includable in gross income under the constant yield method. For the purposes of this election, interest includes stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. If a U.S. holder makes this election for a note with market discount or amortizable bond premium, the election is treated as an election under the market discount or amortizable bond premium provisions, described above, and the electing U.S. holder will be required to amortize bond premium or include market discount in income currently for all of the U.S. holder’s other debt instruments with market discount or amortizable bond premium. The election is to be made for the taxable year in which the U.S. holder acquired the note, and may not be revoked without the consent of the IRS. U.S. holders should consult with their own tax advisors about this election.

Disposition of a Note

Except as discussed above, upon the sale, exchange or retirement of a note, a U.S. holder generally will recognize taxable capital gain or loss equal to the difference between the amount realized on the sale, exchange or retirement of the note and the U.S. holder’s adjusted tax basis in the note; provided, however that to the extent any gain represents accrued qualified stated interest or accrued original issue discount not previously included in gross income or accrued interest, such gain would be treated as ordinary income. A U.S. holder’s adjusted tax basis in a note generally will equal the U.S. holder’s initial investment in the note increased by any original issue discount included in income (and accrued market discount, if any, if the U.S. holder has elected to include market discount in income) and decreased by the amount of any payments made with respect to the notes, other than payments of qualified stated interest, and the amount of any amortizable bond premium offset against qualified stated interest with respect to the note. Except as described above, the gain or loss generally will be long term capital gain or loss if the note is held for more than one year. Long-term capital gains of individuals are currently eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Foreign Currency Notes

Cash Basis Holder

A U.S. holder who uses the cash method of accounting and who receives a payment of interest (including qualified stated interest) in foreign currency with respect to a note (other than with respect to a discount note, except to the extent any qualified stated interest is received) will be required to include in income the U.S. dollar value of the foreign currency payment (determined based on the “spot” exchange rate in effect on the date the payment is received) regardless of whether the payment is in fact converted to U.S. dollars at that time, and the U.S. dollar value will be the U.S. holder’s tax basis in the foreign currency.

Accrual Basis Holders

A U.S. holder who uses the accrual method of accounting will be required to include in income the U.S. dollar value of the amount of interest income (including original issue discount) that has accrued and is otherwise required to be taken into account with respect to a single foreign currency note during an accrual period. The U.S. dollar value of the accrued interest income will be determined by translating that income at the average exchange rate for the accrual period or, with respect to an interest accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. The average exchange rate for the interest accrual period (or partial period) is the simple average of the “spot” exchange rates for each business day of the period or other average exchange rate for the period if the rate is reasonably derived and consistently applied by the taxpayer. The amount of ordinary income or loss recognized on the date such interest is actually received will equal the difference between the U.S. dollar value of the foreign currency payments received (determined by using the “spot” exchange rate in effect on the date the payment is received) in respect of the accrual period and the U.S. dollar value of the interest income that has accrued during the accrual period as determined by using the convention described above or the spot rate convention election method described below.

Spot Rate Convention Election

A U.S. holder may elect to translate accrued interest into U.S. dollars at the “spot rate” on the last day of an accrual period for interest, or, in the case of an accrual period that spans two taxable years, at the “spot rate” on the last day of the taxable year. Additionally, if a payment of original issue discount or interest is actually received within five business days of the last day of the accrual period or partial accrual period within the taxable year, an electing U.S. holder may instead translate the original issue discount or accrued interest into U.S. dollars at the exchange rate in effect on the date of the receipt. Any election will apply to all debt instruments held by the U.S. holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. holder, and will be irrevocable without the consent of the IRS.

For purposes of this discussion, the “spot rate” generally means a rate that reflects a fair market exchange rate available to the public for currency under a “spot contract” in a free market and involving representative amounts. A “spot contract” is a contract to buy or sell a currency on or before two business days following the date of the execution of the contract. If such a spot rate cannot be demonstrated, the IRS has the authority to determine the spot rate.

Tax Basis and Tax Character of Gain or Loss on Sale

A U.S. holder generally will have a tax basis in any foreign currency received on the sale, exchange or retirement of a single foreign currency note equal to the U.S. dollar value of the foreign currency, determined by using the “spot” exchange rate in effect at the time of the sale, exchange or retirement. Any gain or loss realized by a holder on a sale or other disposition of foreign currency (including its exchange for U.S. dollars or its use to purchase single foreign currency notes) will be ordinary income or loss.

A U.S. holder’s tax basis in a single foreign currency note, and the amount of any subsequent adjustment to the holder’s tax basis, generally will be the U.S. dollar value of the foreign currency amount paid for the single foreign currency note, or of the foreign currency amount of the adjustment, determined on the date of the purchase or adjustment. A U.S. holder who converts U.S. dollars to a foreign currency and immediately uses that currency to purchase a single foreign currency note denominated in the same currency ordinarily will not recognize gain or loss in connection with the conversion and purchase. However, a U.S. holder who purchases a single foreign currency note with previously owned foreign currency will recognize ordinary income or loss in an amount equal to the difference, if any, between the U.S. holder’s tax basis in the foreign currency and the U.S. dollar fair market value of the single foreign currency note on the date of purchase.

Gain or loss realized with respect to principal upon the sale, exchange or retirement of a single foreign currency note will be ordinary income or loss to the extent it is attributable to fluctuations in currency exchange rates. Gain or loss attributable to fluctuations in exchange rates generally will equal the difference between the U.S. dollar value of the foreign currency principal amount of the note, determined by using the “spot” exchange rate in effect on the date the payment is received or the note is disposed of and the U.S. dollar value of the foreign currency principal amount of the note, determined by using the “spot” exchange rate in effect on the date the holder acquired the note. The foreign currency principal amount of a single foreign currency note generally equals the issue price in foreign currency of the note. The foreign currency gain or loss will be recognized only to the extent of the total gain or loss recognized by a U.S. holder on the sale, exchange or retirement of the single foreign currency note. The source of exchange gain or loss will be determined by reference to the residence of the U.S. holder or the “qualified business unit” of the U.S. holder on whose books the note is properly reflected. Any gain or loss recognized by the holder in excess of the foreign currency gain or loss will be capital gain or loss (except in the case of an original issue discount note, to the extent of any accrued original issue discount), and generally will be long-term capital gain or loss if the holding period of the single foreign currency note exceeds one year.

Any gain or loss which is treated as ordinary income or loss, as described above, generally will not be treated as interest income or expense except to the extent provided by administrative pronouncements of the IRS.

The amount of original issue discount on a foreign currency note is determined in the relevant foreign currency. The amount of original issue discount that is taken into account currently under general rules applicable to notes other than single foreign currency notes is to be determined for any accrual period in the relevant foreign currency and then translated into U.S. dollars on the basis of the average exchange rate in effect during the accrual period (or, with respect to an accrual period that spans two taxable years, the partial period within the taxable year) unless the U.S. holder elects to use the alternative method, as described above under “—Spot Rate Convention Election.”

Treasury Regulations require United States taxpayers to report certain transactions that give rise to a loss in excess of certain thresholds (a “Reportable Transaction”). Under these regulations, if the notes are denominated in a foreign currency, a U.S. holder (or a Non-U.S. holder that holds the notes in connection with a United States trade or business) that recognizes a loss with respect to the notes that is characterized as an ordinary loss due to changes in currency exchange rates (under any of the rules discussed above) would be required to report the loss on IRS Form 8886 (Reportable Transaction Statement) if the loss exceeds the thresholds set forth in the regulations. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of notes denominated in a foreign currency.

Market Discount

With respect to a foreign currency note, market discount is determined in the foreign currency. In the case of a U.S. holder who does not elect current inclusion, accrued market discount is translated into U.S. dollars at the spot rate on the date of disposition. In the case of a U.S. holder who elects current inclusion, the amount currently includible in income for a taxable year is the U.S. dollar value of the market discount that has accrued during such year, determined by translating such market discount at the average exchange rate for the period or periods during which it accrued.

Acquisition Premium

In the case of a foreign currency note, bond premium will be computed in units of the foreign currency, and amortizable bond premium will reduce interest income in units of the foreign currency. At the time amortizable bond premium offsets interest income, a U.S. holder may realize exchange gain or loss (taxable as ordinary income or loss), measured by the difference between exchange rates at that time and at the time of the acquisition of the note.

Tax on Net Investment Income

A U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income generally will include its interest income and its net gains from the disposition of notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of this net investment income tax to your income and gains in respect of your investment in the notes.

Non-U.S. Holders

Interest Payments and Withholding Tax

Subject to the discussions below concerning backup withholding and FATCA, a non-U.S. holder will not be subject to United States federal income tax (at graduated rates) or withholding tax (generally at a rate of 30%) on payments of principal, premium, if any, or interest (including original issue discount, if any) on a note, unless income from the note is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (or, in the case of an applicable tax treaty, is attributable to the non-U.S. holder’s “permanent establishment” or “fixed base” within the United States), or unless the non-U.S. holder does not qualify for the “portfolio interest exemption.” Generally, a non-U.S. holder will qualify for the portfolio interest exemption if it meets certain certification requirements and is not:

•	a shareholder owning actually or constructively 10% or more of the total combined voting power of all classes of voting stock of the corporation that issued the note,

•	a controlled foreign corporation related directly or indirectly to the corporation that issued the note, or

•	a bank receiving such interest in the manner described in Section 881(c)(3)(A) of the Code.

The certification requirement referred to above will be fulfilled if the beneficial owner of a note certifies on IRS Form W-8BEN or W8BEN-E, as applicable, or other successor form, under penalties of perjury, that it is not a United States person and provides its name and address, and

•	the beneficial owner files IRS Form W-8BEN or W8BEN-E, as applicable, other successor form with the United States payor (i.e., the withholding agent),

•	in the case of a note held on behalf of the beneficial owner by a securities clearing organization, bank, or other financial institution holding customers’ securities in the ordinary course of its trade or business, the financial institution files with the withholding agent a statement that it has received the IRS Form W-8BEN or W8BEN-E, as applicable , or other successor form from the holder and furnishes the withholding agent with a copy thereof, or

•	in the case of a note held on behalf of the beneficial owner by a foreign securities clearing organization, bank, or other financial institution, the financial institution files IRS Form W-8IMY or other successor form and has entered into an agreement with the IRS to be treated as a qualified intermediary.

For purposes of the certification requirements, the beneficial owners of payments on a note are those persons that, under United States tax principles, are the taxpayers with respect to such payments, rather than persons such as nominees or agents legally entitled to such payments.

With respect to notes held by a foreign partnership, unless the foreign partnership has entered into a withholding agreement with the IRS, the foreign partnership generally will be required to provide an IRS Form W-8IMY or other successor form and to associate with such form an appropriate certification or other appropriate documentation from each partner. With respect to a note held by a United States partnership, payments on the note are treated as payments to a United States payee, even if the partnership has one or more foreign partners.

Prospective investors, including foreign partnerships and their partners, should consult their tax advisers regarding possible additional reporting requirements.

Interest Income Effectively Connected with the Conduct of a U.S. Trade or Business

If a non-U.S. holder is engaged in a trade or business in the United States, and if premium or interest (including original issue discount) on the note is effectively connected with the conduct of that trade or business (or, in the case of an applicable tax treaty, is attributable to the non-U.S. holder’s “permanent establishment” or “fixed base” within the United States), the non-U.S. holder, although exempt from the withholding tax discussed in the preceding paragraphs, generally will be subject to regular United States income tax on interest (including original issue discount) and on any gain realized on the sale, exchange or disposition of a note in the same manner as if the non-U.S. holder were a U.S. holder (without regard to the tax on net investment income described above). See “— U.S. Holders” above. In lieu of the Form W-8BEN or W-8BEN-E described above, the non-U.S. holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI or other successor form to claim an exemption from the withholding tax discussed in the preceding paragraphs.

In addition, if the non-U.S. holder is a foreign corporation, it may be subject to a 30% branch profits tax for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest (including original issue discount) or any gain recognized on the sale, exchange or other disposition of a note will be included in the effectively connected earnings and profits of the non-U.S. holder if the interest or gain, as the case may be, is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States.

Sale, Retirement or Disposition of a Note

Subject to the discussions below concerning backup withholding and FATCA, generally, a non-U.S. holder will not be subject to United States federal income or withholding taxes on any amount of capital gain recognized by the non-U.S. holder upon a sale, retirement or disposition of a note, provided:

•	the capital gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder (or, in the case of an applicable tax treaty, is attributable to the non-U.S. holder’s “permanent establishment” or “fixed base” within the United States), and

•	in the case of an individual, the non-U.S. holder is not present in the United States for 183 days or more in the taxable year in which the sale, retirement or disposition takes place or certain other conditions are not met.

Backup Withholding and Information Reporting

Information reporting will apply and backup withholding of United States federal income tax may apply currently at a rate of 28% to payments of principal, premium, if any, and interest (including original issue discount), made in respect of the notes and to certain payments of proceeds of the sale or retirement of a note to holders who are not “exempt recipients” and who fail to provide and certify certain identifying information (e.g., the holder’s taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the notes to a U.S. holder must be reported to the IRS, unless the U.S. holder establishes that it is an exempt recipient or otherwise establishes an exemption. Compliance with the certification requirements described under “Non-U.S. Holders” generally will establish an exemption from backup withholding for non-U.S. holders who are not exempt recipients, provided, in each case, that KeyCorp or its paying agent, as the case may be, does not have actual knowledge or reason to know that the payee is a United States person that is not an exempt recipient.

Under current Treasury Regulations, payments on the sale, exchange or other disposition of a note by a non-U.S. holder made to or through a foreign office of a broker generally will not be subject to backup withholding. However, if a broker is

•	a United States person,

•	a controlled foreign corporation for United States federal income tax purposes,

•	A United States branch of a foreign bank or insurance company, or

•	a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, or a foreign partnership with certain connections to the United States, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that the broker is required to report if the broker has actual knowledge or reason to know that the payee is a United States person. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the holder certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

Holders of notes should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining an exemption, if available. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against the beneficial owner’s United States federal income tax provided the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act (“FATCA”) generally imposes a 30% withholding tax on interest payments and proceeds of sale of interest-bearing obligations for payments made after the relevant effective date to certain foreign financial institutions that fail to certify their FATCA status, and investment funds and non-financial foreign entities if certain disclosure requirements related to direct and indirect United States shareholders and/or United States accountholders are not satisfied. Pursuant to applicable Treasury Regulations and IRS guidance, the withholding tax will not apply to obligations that are outstanding on July 1, 2014. A debt instrument, such as a note, is treated as outstanding on July 1, 2014 if it has an issue date, as determined under United States federal income tax law, before July 1, 2014. Any significant modification (as defined in Treasury Regulations issued under Section 1001 of the Code) of a note on or after July 1, 2014 will result in such note being treated as newly issued as of the effective date of such modification. In general, if a note is outstanding on July 1, 2014, and such note is “reopened” on or after July 1, 2014 in a “qualified reopening” (as such term is defined in Treasury Regulations issued under Section 1275 of the Code), the notes issued in the reopening will be treated for United States federal income tax purposes as having the same issue date as the original issue of notes.

Under applicable Treasury Regulations, if the above exception regarding notes outstanding on July 1, 2014 is not applicable, a withholding tax of 30% generally will be imposed, subject to certain exceptions, on payments of (a) interest on notes on or after July 1, 2014, and (b) gross proceeds from the sale or other disposition of notes on or after January 1, 2017. In the case of payments made to a “foreign financial institution” (generally including an investment fund), as a beneficial owner or as an intermediary, the tax generally will be imposed, subject to certain exceptions, unless such institution (i) enters into (or is otherwise subject to) and complies with an agreement with the United States government (a “FATCA Agreement”) or (ii) is required by and complies with applicable foreign law enacted in connection with an intergovernmental agreement between the United States and a foreign jurisdiction (an “IGA”), in either case to, among other things, collect and provide to the United States or other relevant tax authorities certain information regarding United States account holders of such institution. In the case of payments made to a foreign entity that is not a financial institution (as a beneficial owner), the tax generally will be imposed, subject to certain exceptions, unless such entity provides the withholding agent with a certification that it does not have any “substantial” United States owner (generally, any specified United States person that directly or indirectly owns more than a specified percentage of such entity) or that identifies its “substantial” United States owners. If the notes are held through a foreign financial institution that enters into (or is otherwise subject to) a FATCA Agreement, such foreign financial institution (or, in certain cases, a person paying amounts to such foreign financial institution) generally will be required, subject to certain exceptions, to withhold such tax on payments of interest and proceeds described above made to (x) a person (including an individual) that fails to comply with certain information requests or (y) a foreign financial institution that has not entered into (and is not otherwise subject to) a FATCA Agreement and is not required to comply with FATCA pursuant to applicable foreign law enacted in connection with an IGA. Coordinating rules may limit duplicative withholding in cases where the withholding described above in “Non-U.S. Holders” or “Backup Withholding and Information Reporting” also applies.

If any amount of, or in respect of, United States withholding tax were to be deducted or withheld from payments on the notes as a result of a failure by an investor (or by an institution through which an investor holds the notes) to comply with FATCA, neither the issuer nor any paying agent nor any other person would, pursuant to the terms of the notes, be required to pay additional amounts with respect to any notes as a result of the deduction or withholding of such tax.

Each Non-U.S. holder should consult its own tax advisor regarding the application of FATCA to the ownership and disposition of the notes.

The United States federal income tax summary discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Prospective holders should consult their own tax advisors with respect to the tax consequences to them of the ownership and disposition of the notes, including the tax consequences under United States federal income tax laws, state, local, foreign and other tax laws and the possible effects of changes in such laws.

PLAN OF DISTRIBUTION

(CONFLICTS OF INTEREST)

We are offering the notes on a continuous basis through J.P. Morgan Securities LLC, Barclays Capital Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co., Keefe, Bruyette & Woods, Inc., KeyBanc Capital Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, RBS Securities Inc., Sandler O’Neill & Partners, L.P., UBS Securities LLC and Wells Fargo Securities, LLC. The Agents have agreed to use their reasonable efforts to solicit orders to purchase the notes. Unless otherwise agreed by us and the Agents, we will have the sole right to accept offers to purchase notes and we may reject any proposed purchases of the notes in whole or in part. The Agents also have the right, using their reasonable discretion, to reject any proposed purchase of the notes in whole or in part. We will pay an Agent, in connection with sales of the notes resulting from a solicitation that an Agent made or an offer to purchase that an Agent received, a commission as agreed between us and an Agent at the time of such sale. Actual commissions payable in respect of any sale of such notes will be specified in the applicable pricing supplement.

We may also sell the notes to an Agent or other person, as principal, for resale or other distribution by such Agent or person at varying prices related to prevailing market prices as will be determined by such Agent or person at the time of such resale or other distribution, which prices may be higher or lower than the price to the public set forth herein, or if specified in the applicable pricing supplement, at a fixed offering price. We reserve the right to sell notes directly to investors on our own behalf. Unless otherwise specified in the applicable pricing supplement, any note sold to an Agent or other person, as principal, will be purchased by such Agent or other person at a price equal to 100% of the principal amount thereof and we will pay to such Agent or other person an underwriting commission equal to or less than the commission applicable to any agency sale of a note of identical maturity.

In addition, an Agent may resell any note purchased by it as principal to another broker-dealer at prices determined by the Agent at the time of resale and, unless otherwise specified in the applicable pricing supplement, may pay such broker-dealer a discount not in excess of the discount received by the Agent from us.

The Agents or persons purchasing the notes as principal may be deemed to be underwriters within the meaning of the Act. We and the Agents have agreed to indemnify each other against certain liabilities, including liabilities under the Act, or to contribute to payments that they may be required to make in connection with such indemnification. We have also agreed to reimburse the Agents for certain expenses, including the fees and expenses of counsel.

The notes will not have an established trading market when issued. Also, unless otherwise specified in the applicable pricing supplement, the notes will not be listed on any national securities exchange. The Agents or other persons purchasing the notes as principal may make a market in the notes, but are not obligated to do so and may discontinue any market-making at any time without notice. There can be no assurance that a secondary market for any notes will develop or be maintained.

Unless specified otherwise in the applicable pricing supplement, you will be required to pay the purchase price of the notes in immediately available funds in the specified currency in The City of New York on the date of settlement. See “Description of Notes — General.”

We estimate that our total expenses for the establishment of this program to offer notes on a continuous basis, excluding underwriting commissions or discounts, will be approximately $350,000.

In connection with an offering of notes purchased by one or more Agents or other persons as principal on a fixed-price basis, such Agent(s) or other person will be permitted to engage in certain transactions that stabilize the price of such notes. Such transactions may consist of bids or purchases for the purpose of stabilizing or maintaining the price of such notes. If the Agent(s) or other person creates or create, as the case may be, a short position in such notes, (i.e., if it sells or they sell notes in an aggregate principal amount exceeding that set forth in the applicable pricing supplement), such Agent(s) or other person may reduce that short position by purchasing notes in the open market. In general purchases of notes for the purpose of stabilization or to reduce a short position could cause the price of the notes to be higher than it might be in the absence of such purchases.

Neither KeyCorp nor any of the Agents or other persons purchasing the notes as principal make any representation or prediction as to the direction or magnitude of any effect that the transactions described in the immediately preceding paragraph may have on the price of the notes. In addition, neither KeyCorp nor any of the Agents or other persons purchasing the notes as principal make any representation that the Agents or such other persons will engage in any such transactions or that such transactions, once commenced, will not be discontinued without notice.

In the ordinary course of their business, the Agents and their affiliates have engaged, and may in the future engage, in investment and commercial banking transactions with us and certain of our affiliates.

Conflicts of Interest

Because our affiliate, KeyBanc Capital Markets Inc., may be participating in sales of the notes, the offering is being conducted in compliance with FINRA Rule 5121. Each offering of the notes will be conducted in compliance with the applicable requirements of Rule 5121. Under FINRA Rule 5121, any agent who is subject to the rule will not be permitted to sell any notes to an account over which it exercises discretionary authority without the prior written approval of the customer to which the account relates.

This prospectus supplement, the accompanying prospectus and related pricing supplement may be used by KeyBanc Capital Markets Inc., or its successors, in connection with offers and sales related to market-making transactions in the notes in which KeyBanc Capital Markets Inc. acts as a principal. KeyBanc Capital Markets Inc. may also act as agent in such transactions. Any obligations of KeyBanc Capital Markets Inc. are the sole obligations of KeyBanc Capital Markets Inc. and do not create any obligations on the part of any affiliate of KeyBanc Capital Markets Inc. KeyBanc Capital Markets Inc. is a member of the New York Stock Exchange, Inc.

CERTAIN ERISA CONSIDERATIONS

The following summary regarding certain aspects of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Code is based on ERISA and the Code, judicial decisions and United States Department of Labor and IRS regulations and rulings that are in existence on the date of this prospectus supplement. This summary is general in nature and does not address every issue pertaining to ERISA that may be applicable to us, the notes or a particular investor. Accordingly, each prospective investor, including plan fiduciaries, should consult with his, her or its own advisors or counsel with respect to the advisability of an investment in the notes, and potentially adverse consequences of such investment, including, without limitation, certain ERISA-related issues that affect or may affect the investor with respect to this investment and the possible effects of changes in the applicable laws.

General

ERISA imposes certain requirements on employee benefit plans subject to Title I of ERISA and on entities that are deemed to hold the assets of such plans (“ERISA Plans”), and on those persons who are fiduciaries with respect to ERISA Plans. Investments by ERISA Plans are subject to ERISA’s general fiduciary requirements, including, but not limited to, the requirement of investment prudence and diversification and the requirement that an ERISA Plan’s investments be made in accordance with the documents governing the plan.

Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of an ERISA Plan (as well as those plans that are not subject to ERISA but which are subject to Section 4975 of the Code, such as individual retirement accounts (together with ERISA Plans, “Plans”)) and certain persons (referred to as “parties in interest” or “disqualified persons”) having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code.

Any Plan fiduciary which proposes to cause a Plan to purchase the notes should consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and Section 4975 of the Code to such an investment, and to confirm that such purchase and holding will not constitute or result in a non-exempt prohibited transaction or any other violation of an applicable requirement of ERISA.

Governmental plans, certain church plans and non-U.S. plans, while not subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of ERISA and Section 4975 of the Code, may nevertheless be subject to state, local, other federal or non-U.S. laws or regulations that regulate their investments (“Similar Law”). Fiduciaries of any such plans should consult with their counsel before purchasing the notes to determine the need for, and the availability, if necessary, of any exemptive relief under any such Similar Law.

Prohibited Transaction Exemptions

The fiduciary of a Plan that proposes to purchase and hold any notes should consider, among other things, whether such purchase and holding may involve (i) the direct or indirect extension of credit to a party in interest or a disqualified person, (ii) the sale or exchange of any property between a Plan and a party in interest or a disqualified person, or (iii) the transfer to, or use by or for the benefit of, a party in interest or disqualified person, of any Plan assets. Such parties in interest or disqualified persons could include, without limitation, the issuer, the agents or any of their respective affiliates. Depending on the satisfaction of certain conditions which may include the identity of the Plan fiduciary making the decision to acquire or hold the notes on behalf of a Plan, Section 408(b)(17) of ERISA and Section 4975(a)(20) of the Code (the “service provider exemption”), or Prohibited Transaction Class Exemption (“PTCE”) 84-14 (relating to transactions effected by a “qualified professional asset manager”), PTCE 90-1 (relating to investments by insurance company pooled separate accounts), PTCE 91-38 (relating to investments by bank collective investment funds), PTCE 95-60 (relating to investments by an insurance company pooled separate accounts) or PTCE 96-23 (relating to transactions directed by an in-house asset manager) (collectively, the “Class Exemptions”) could provide an exemption from the prohibited transaction provisions of ERISA and Section 4975 of the Code. However, there can be no assurance that any of these Class Exemptions or any other exemption will be available with respect to any particular transaction involving the notes.

Each Plan fiduciary (and each fiduciary for governmental, church or non-U.S. plans subject to Similar Law) should consult with its legal advisor concerning the potential consequences to the plan under ERISA, the Code or such Similar Laws of an investment in the notes.

VALIDITY OF THE NOTES

Certain matters relating to the validity of the notes will be passed on for us by any Deputy General Counsel to KeyCorp and/or Squire Patton Boggs (US) LLP, Cleveland, Ohio, and for the Agents by Jones Day.

The opinions of such Deputy General Counsel to KeyCorp and/or Squire Patton Boggs (US) LLP and Jones Day will be conditioned upon, and subject to certain assumptions regarding, future action required to be taken by us and the trustee in connection with the issuance and sale of notes, the specific terms of notes and other matters which may affect the validity of notes but which cannot be ascertained on the date of such opinions.

EXPERTS

The consolidated financial statements of KeyCorp appearing in KeyCorp’s Annual Report on Form 10-K for the year ended December 31, 2013, and the effectiveness of KeyCorp’s internal control over financial reporting as of December 31, 2013 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference.

Such consolidated financial statements and KeyCorp’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information of KeyCorp for the three-month periods ended March 31, 2014 and March 31, 2013, incorporated by reference herein, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated April 30, 2014, included in KeyCorp’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Act for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the Registration Statement prepared or certified by Ernst & Young LLP within the meanings of Sections 7 and 11 of the Act.

PROSPECTUS

Debt Securities

Preferred Stock

Depositary Shares

Common Shares

Warrants

Units

The securities of each class may be offered and sold by us and/or may be offered and sold, from time to time, by one or more selling securityholders to be identified in the future. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement and any applicable pricing supplement.

These securities will be our equity securities or unsecured obligations and will not be savings accounts, deposits or other obligations of any of our bank or nonbank subsidiaries and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This prospectus, together with the relevant pricing supplement, if any, prospectus supplement and prospectus describing the terms of the specific securities being offered and sold, may be used by our affiliates, including KeyBanc Capital Markets, in connection with offers and sales of such securities referred to above. These affiliates may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale. We will not receive any of the proceeds of such sales. Our affiliates, including KeyBanc Capital Markets, do not have any obligation to make a market in the above referenced securities, and may discontinue their market-making activities at any time without notice, in their sole discretion.

KeyBanc Capital Markets is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and may participate in distributions of the securities referred to above. Accordingly, the participation of such entity in the offerings of such securities will conform to the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in FINRA Rule 5121.

Our common shares are listed on the New York Stock Exchange under the symbol “KEY.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated June 10, 2014.

-i-

The words “Key,” “Company,” “we,” “our,” “ours” and “us” as used herein refer to KeyCorp and its subsidiaries, unless otherwise stated.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the U.S. Securities and Exchange Commission (the “SEC”). You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, our SEC filings are available to the public at the SEC’s Internet site at http://www.sec.gov and through the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

In this prospectus, as permitted by law, we “incorporate by reference” information from other documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below and any documents we file with the SEC in the future under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we or any underwriters sell all of the securities:

•	Annual Report on Form 10-K for the year ended December 31, 2013.

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2014.

•	Current Reports on Form 8-K filed on January 16, 2014, March 26, 2014, April 9, 2014 and May 7, 2014 and May 23, 2014.

Unless stated otherwise in the applicable reports, information furnished under Item 2.02 or 7.01 of our Current Reports on Form 8-K is not incorporated by reference.

You may request a copy of any of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address:

KeyCorp

127 Public Square

Cleveland, Ohio 44114-1306

Attention: Investor Relations

(216) 689-4221

CONSOLIDATED EARNINGS RATIOS

The following table shows our consolidated ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for each of the years in the five-year period ended December 31, 2013, and for each of the three-month periods ended March 31, 2014 and 2013.

For the purpose of calculating the ratio of earnings to combined fixed charges and preferred stock dividends, we divided consolidated income, before income taxes and the cumulative effect of accounting changes, plus fixed charges by fixed charges. Fixed charges consist of:

•	consolidated interest expense, excluding or including interest on deposits, as the case may be; and

•	that portion of rental expense that is deemed representative of the interest factor, net of income from subleases.

	Three Months Ended March 31,		Year ended December 31,
	2014	2013	2013	2012	2011	2010	2009
Ratios of earnings to fixed charges
Excluding deposit interest	9.46	7.30	8.41	6.33	6.32	4.13	(6.39)
Including deposit interest	5.65	4.08	4.66	3.33	3.07	1.83	(.62)
Ratios of earnings to combined fixed charges and preferred stock dividends
Excluding deposit interest	8.20	6.54	7.32	5.70	4.41	2.47	(3.30)
Including deposit interest	5.21	3.86	4.34	3.18	2.63	1.56	(.51)

VALIDITY OF SECURITIES

The validity of the securities will be passed upon for us by Squire Patton Boggs (US) LLP, Cleveland, Ohio, or by counsel identified in the applicable prospectus supplement. If the securities are being distributed in an underwritten offering, the validity of the securities will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of KeyCorp appearing in KeyCorp’s Annual Report on Form 10-K for the year ended December 31, 2013, and the effectiveness of KeyCorp’s internal control over financial reporting as of December 31, 2013, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and KeyCorp’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information of KeyCorp for the three-month periods ended March 31, 2014 and March 31, 2013, incorporated by reference herein, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated April 30, 2014, included in KeyCorp’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of

Section 11 of the Securities Act of 1933 (the “Act”) for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by Ernst & Young LLP within the meanings of Sections 7 and 11 of the Act.

Senior Medium-Term Notes, Series M

$

    % Senior Notes due

PRICING SUPPLEMENT

(To Prospectus dated June 10, 2014 and

Prospectus Supplement dated June 10, 2014)

KeyBanc Capital Markets

Goldman, Sachs & Co.

J.P. Morgan

Morgan Stanley

September     , 2015